    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1998


                             REGISTRATION STATEMENT NOS. 333-65339, 333-65339-01

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO

                             REGISTRATION STATEMENT
                               ON FORM S-3 UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

         PATRIOT AMERICAN HOSPITALITY, INC.                       WYNDHAM INTERNATIONAL, INC.
   (Exact Name of Registrant as Specified in its         (Exact Name of Registrant as Specified in its
                      Charter)                                              Charter)
                      DELAWARE                                              DELAWARE
  (State or Other Jurisdiction of Incorporation or      (State or Other Jurisdiction of Incorporation or
                   Organization)                                         Organization)
                     94-0358820                                            94-2878485
        (I.R.S. Employer Identification No.)                  (I.R.S. Employer Identification No.)
               1950 Stemmons Freeway                                 1950 Stemmons Freeway
                     Suite 6001                                            Suite 6001
                  Dallas, TX 75207                                      Dallas, TX 75207
                   (214) 863-1000                                        (214) 863-1000
    (Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal
                                            Executive Office)
                  PAUL A. NUSSBAUM                                     JAMES D. CARREKER
 Chairman of the Board and Chief Executive Officer     Chairman of the Board and Chief Executive Officer
         Patriot American Hospitality, Inc.                       Wyndham International, Inc.
               1950 Stemmons Freeway                                 1950 Stemmons Freeway
                     Suite 6001                                            Suite 6001
                  Dallas, TX 75207                                      Dallas, TX 75207
                   (214) 863-1000                                        (214) 863-1000
   (Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

                           --------------------------

                                   Copies to:

                             GILBERT G. MENNA, P.C.
                          MARTIN CARMICHAEL III, P.C.
                          GOODWIN, PROCTER & HOAR LLP
                      EXCHANGE PLACE BOSTON, MA 02109-2881
                                 (617) 570-1000
                           --------------------------

          Approximate date of commencement of proposed sale to public:
  As soon as practicable after this registration statement becomes effective.
                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                 AMOUNT TO        AGGREGATE PRICE        AGGREGATE           AMOUNT OF
     TITLE OF SHARES TO BE REGISTERED          BE REGISTERED        PER SHARE(1)     OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, par value $.01 per share, of
  Patriot American Hospitality, Inc. paired  35,000,000 Shares         $9.00            $315,000,000          $92,925
  with Common Stock, par value $.01 per
  share, of Wyndham International, Inc.



(1) This estimate is based on the average of the high and low sales prices on the New York Stock Exchange on October 7, 1998 of the Common Stock of Patriot American Hospitality, Inc., which is paired with and trades as a unit with Common Stock of Wyndham International, Inc. This estimate is made pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for purposes of determining the registration fee.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED ________, 1998


                       PATRIOT AMERICAN HOSPITALITY, INC.
                       35,000,000 SHARES OF COMMON STOCK
                          WYNDHAM INTERNATIONAL, INC.
                       35,000,000 SHARES OF COMMON STOCK


    For purposes of this Prospectus, the term "Corporation" refers to Patriot American Hospitality, Inc., a Delaware corporation, and to PAH GP, Inc. and PAH LP, Inc., both of which are Delaware corporations and wholly-owned subsidiaries of Patriot American Hospitality, Inc., and to Patriot American Hospitality Partnership, L.P., a Virginia limited partnership (the "Realty Partnership"), and their respective subsidiaries. The term "Operating Company" refers to Wyndham International, Inc. (formerly Patriot American Hospitality Operating Company), a Delaware corporation, and Wyndham International Partnership, L.P. (formerly Patriot American Hospitality Operating Partnership, L.P.) (the "Operating Partnership"), a Delaware limited partnership, and their respective subsidiaries. In various places throughout this Prospectus we will refer to the Realty Partnership and the Operating Partnership collectively as the "Partnerships" and the Corporation and the Operating Company collectively as the "Companies." The address of the Companies is 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207, and our telephone number is (214) 863-1000.

    The Corporation's Common Stock ($.01 par value) is paired with the Operating Company's Common Stock (also $.01 par value). The shares are traded together as one unit. Each unit consists of one share of Corporation Common Stock and one share of Operating Company Common Stock. Throughout this Prospectus we will refer to these units as "Paired Common Stock" and to the specific shares to be sold as the "Securities."


    This Prospectus covers an aggregate of up to 35,000,000 shares of our Paired Common Stock, which we may offer or sell from time to time on the New York Stock Exchange (the "NYSE"), where our Paired Common Stock is listed under the symbol "PAH." See "The Companies--Sales of Paired Common Stock with Price Adjustment Mechanisms" and "Plan of Distribution." On October 7, 1998, the reported closing sale price of our Paired Common Stock was $8.5625 per share. In an accompanying Prospectus Supplement, we will set forth the number of Securities to be sold and the public offering price per share. See "Plan of Distribution."


    We may sell Securities through underwriting syndicates which are represented by one or more managing underwriters, or through one or more underwriters without a syndicate. Sales by the underwriters may take the form of a firm commitment underwritten offering, block sales to one or more institutional investors, or sales from time to time into the existing trading market at other than fixed prices. We will set forth in a Prospectus Supplement further information on the number of Securities we sell, the net proceeds of the sales, and the names of any underwriters involved in the sales, including any applicable commissions or discounts.

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR PAIRED COMMON STOCK.
                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
  COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED
    IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY       REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    This Prospectus may not be used to consummate sales of shares of Paired Common Stock unless accompanied by a Prospectus Supplement.

                  The date of this Prospectus is ______, 1998

                             AVAILABLE INFORMATION

    We will file annual, quarterly and special reports, proxy statements and other information electronically with the Securities and Exchange Commission (the "SEC") or (the "Commission"). You may read and copy any of the reports, statements or other information that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available from the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, and from the Internet site maintained by the SEC at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Prospectus is part of a registration statement we filed with the SEC to register the Securities (the "Registration Statement"). It does not repeat important information that you can find in our registration statement or in the reports and other documents that we file with the SEC. The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede the information in this Prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the Securities.

    Corporation and Operating Company (Nos. 001-09319, 001-09320)

    1. Annual Report on Form 10-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. for the fiscal year ended December 31, 1997;

    2. Quarterly Reports on Form 10-Q of Patriot American Hospitality, Inc. and Wyndham International, Inc. for the fiscal quarters ended March 31, 1998 and June 30, 1998;

    3. Current Reports on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated: (i) July 1, 1997 (filed July 11, 1997); (ii) July 15, 1997 (filed July 21, 1997); (iii) July 22, 1997 (filed July 22, 1997);
(iv) September 17, 1997 (filed September 17, 1997); (v) September 30, 1997, as amended (filed October 14, 1997 and October 28, 1997); (vi) September 30, 1997 (filed November 12, 1997); (vii) December 2, 1997 (filed December 4, 1997);
(viii) December 10, 1997 (filed December 10, 1997); (ix) January 5, 1998 (filed January 13, 1998); (x) February 9, 1998 (filed February 12, 1998); (xi) March 23, 1998 (filed March 30, 1998); (xii) April 2, 1998 (filed April 8, 1998);
(xiii) April 20, 1998 (filed April 22, 1998); (xiv) May 27, 1998, as amended (filed May 27, 1998 and May 28, 1998); and (xv) June 2, 1998, as amended (filed June 17, 1998 and August 6, 1998); and

    4. The description of the paired shares of Corporation Common Stock and Operating Company Common Stock contained or incorporated by reference in Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s Registration Statement on Form 8-A, including any amendments thereto.

    Patriot American Hospitality, Inc. (Patriot) (No. 001-13898)

    1. Current Reports on Form 8-K of Patriot American Hospitality, Inc., dated:
(i) January 16, 1997, as amended (filed January 31, 1997, February 21, 1997, April 8, 1997, April 9, 1997 and May 19, 1997); (ii) February 24, 1997 (filed
March 3, 1997); (iii) April 14, 1997, as amended (filed April 17, 1997 and April 18, 1997); and (iv) June 6, 1997 (filed June 7, 1997).

    You may request a copy of these filings, but not the exhibits filed with them, at no cost by writing or telephoning us at the following address: 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207, attention: Shareholder Relations (Telephone No. (214) 863-1000). You should rely only on the information incorporated by reference or contained in this Prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of the

Securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

    This Prospectus and the documents incorporated by reference contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Companies' actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference are discussed in "Risk Factors."

                                  RISK FACTORS

    In addition to other information contained in or incorporated by reference in this Prospectus, you should carefully consider the following risk factors before investing in shares of our Paired Common Stock.

THERE ARE TAX RISKS RELATING TO THE CORPORATION'S QUALIFICATION AS A REAL ESTATE
  INVESTMENT TRUST

    We operate the Corporation in a manner designed to permit it to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), but no assurance can be given that the Corporation has operated or will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to an operating company with which its stock is paired. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within our control or not susceptible to legal opinion. Qualification of the Corporation as a REIT also generally depends on the REIT qualification of Patriot American Hospitality, Inc., a Virginia corporation ("Patriot"), for periods prior to July 1, 1997, at which time Patriot merged with the Corporation (formerly known as California Jockey Club), with the Corporation being the surviving corporation (the "Cal Jockey Merger"). See "Certain Federal Income Tax Considerations--REIT Qualification."

    If the Corporation fails to qualify as a REIT, the Corporation will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions and subject to the discussion below regarding the impact if the Corporation failed to qualify as a REIT in 1983, the Corporation also will be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would reduce the net earnings of the Corporation available for distribution to stockholders because of the additional tax liability to the Corporation for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to stockholders would have been made in anticipation of the Corporation's qualifying as a REIT, the Corporation might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT would also constitute a default under certain debt obligations of the Corporation.

    EXEMPTION FROM ANTI-PAIRING RULES; RECENT LEGISLATION LIMITS USE OF PAIRED
     SHARE STRUCTURE

    The Corporation's ability to qualify as a REIT is dependent upon its continued exemption from the anti-pairing rules of Section 269B(a)(3) of the Code. Section 269B(a)(3) of the Code would ordinarily prevent a corporation from qualifying as a REIT if its stock is paired with the stock of a corporation whose activities are inconsistent with REIT status, such as the Operating Company. Subject to the discussion below regarding recent legislation, the "grandfathering" rules governing Section 269B generally provide, however, that
Section 269B(a)(3) does not apply to a paired REIT if the REIT and its paired operating company were paired on June 30, 1983. There are, however, no judicial or administrative authorities interpreting the application of this grandfathering rule in the context of a merger into a grandfathered REIT or otherwise. Moreover, although the Corporation's and the Operating Company's respective predecessors, California Jockey Club ("Cal Jockey") and Bay Meadows Operating Company ("Bay Meadows"), were paired on June 30, 1983, if for any reason Cal Jockey failed to qualify as a REIT in 1983 the benefit of the grandfathering rule would not be available to the Corporation and the Corporation would not qualify as a REIT for any taxable year.

    Our ability to utilize the paired structure is limited as a result of the Internal Revenue Service Restructuring and Reform Act of 1998 (the "Reform Act"), which was signed into law by the President on July 22, 1998. Included in the Reform Act is a freeze on the grandfathered status of paired share REITs such as the Corporation. Under this legislation, the anti-pairing rules provided in the Code apply to real property interests acquired after March 26, 1998 by the Companies, or by a subsidiary or partnership in which a ten percent or greater interest is owned by the Companies (a "10-percent subsidiary"), unless
(1) the real property interests are acquired pursuant to a written agreement that was binding on March 26, 1998 and at all times thereafter or (2) the acquisition of such real property interests was described in a public announcement or in a filing with the SEC on or before March 26, 1998. Under an exception to the foregoing rule, a corporation subject to federal income taxation will not be treated as a 10-percent subsidiary of the Corporation, although it may nevertheless be treated as 10-percent subsidiary of the Operating Company. In addition, the grandfathered status of any property under the foregoing rules will be lost if a lease or renewal with respect to such property is determined to exceed an arm's length rate. The Reform Act also provides that a property held by the Companies that is not subject to the anti-pairing rules will become subject to such rules in the event of an improvement placed in service after December 31, 1999 that changes the use of the property and the cost of which is greater than 200 percent of (A) the undepreciated cost of the property (prior to the improvement) or (B) in the case of property acquired where there is a substituted basis, the fair market value of the property on the date it was acquired by the Companies. There is an exception for improvements placed in service before January 1, 2004 pursuant to a binding contract in effect on December 31, 1999 and at all times thereafter. The Reform Act generally permits us to continue our current method of operations with respect to our existing assets. However, the legislation restricts our ability to operate newly acquired assets within our paired share structure.

    After passage of the Reform Act, we considered various alternatives, including a possible recapitalization or restructuring of our operations, in response to the legislation. On September 16, 1998, we announced that our respective Boards of Directors had elected to maintain our paired-share structure. We will therefore remain subject to the constraints of the paired share legislation, which will limit our ability to acquire new assets or make substantial improvements to existing properties that do not fall within the grandfathering rules described above. We intend to monitor our activities and operations on an ongoing basis for purposes of complying with the new legislation and maintaining the Corporation's REIT qualification. However, issues may arise under the legislation with respect to which there is little or no authority or other guidance.

    Because certain corporate subsidiaries of a REIT are not treated as 10-percent subsidiaries, the legislation permits us to hold newly acquired assets in taxable subsidiaries, and we intend to proceed with future acquisition opportunities by establishing taxable subsidiaries on an as-needed basis. Our use of such a structure is subject to REIT income and assets test limitations. Those income and asset test limitations could prevent us from making acquisitions or dispositions that might otherwise be beneficial, or could require us to sell or otherwise dispose of assets in unfavorable market conditions or in a transaction subject to income tax, including the tax on built-in gains inherited from a C corporation. See "Federal Income Tax Considerations--REIT Qualification--Built-In Gain Tax." Moreover, because the Corporation, as a REIT, may not hold 10% or more of the voting securities of a corporate issuer, voting control of such subsidiaries will generally be held by the Operating Company or by individual officers and/or directors of the Companies. In addition, the taxable income generated by taxable subsidiaries would be subject to income taxes. See "Certain Federal Income Tax Considerations--Effects of Compliance with REIT Requirements."

    There can be no assurance that the constraints imposed by the new legislation and the REIT qualification requirements will not have an adverse effect on the Companies.

    POTENTIAL REALLOCATION OF INCOME

    Due to the paired share structure, the Companies are and will be controlled by the same interests. As a result, the Internal Revenue Service (the "IRS") could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them and their respective subsidiaries if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. We would have to take into account any such adjustments in determining whether the Corporation qualified as a REIT. As a result, such adjustments could affect the Corporation's ability to qualify as a REIT. In addition, any challenge to the pricing of intercompany transactions could raise issues under recent legislation affecting paired share companies and therefore could affect the Corporation's ability to qualify as a REIT. See "--Real Estate Investment Trust Tax Risks--Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure."

    ADVERSE EFFECTS OF REIT MINIMUM DISTRIBUTION REQUIREMENTS

    In order to qualify as a REIT, the Corporation is generally required each year to distribute to its stockholders at least 95% of its taxable income (excluding any net capital gain). In addition, if the Corporation acquires assets from a taxable C corporation in a merger or other tax-free transaction (including the January 5, 1998 acquisition by merger of Wyndham Hotel Corporation (the "Wyndham Acquisition") and the June 2, 1998 acquisition by merger of Interstate Hotels Company (the "Interstate Merger")), and during the ten-year period following such acquisition the Corporation disposes of any such assets, then the Corporation will be required to distribute at least 95% of the amount of any "built-in gain" attributable to such assets (determined as of the date of the acquisition of the assets) that the Corporation recognizes in the disposition, less the amount of any tax paid with respect to such recognized built-in gain. See "Certain Federal Income Tax Considerations--REIT Qualification--Built-In Gain Tax." The Corporation is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed income from prior years.

    Differences in timing between the recognition of taxable income and the receipt of cash available for distribution and the seasonality of the hotel industry could require the Corporation to borrow funds on a short-term basis to meet the 95% distribution requirement or avoid the nondeductible excise tax.

    Distributions by the Companies will be determined by our Boards of Directors and depend on a number of factors, including the amount of cash available for distribution and the financial condition of the Companies, any decision by either Board of Directors to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code (in the case of the Corporation) and such other factors as either Board of Directors deems relevant. For federal income tax purposes, distributions paid to stockholders may consist of ordinary income, capital gains (in the case of the Corporation), nontaxable return of capital, or a combination thereof. We will provide stockholders with annual statements as to the taxability of distributions.

WE HAVE GROWN RAPIDLY AND HAVE ACQUIRED NEW BUSINESSES, WHICH REQUIRES THAT WE
  INTEGRATE OPERATIONS

    We have recently experienced a period of rapid growth. We are responsible for the management and operation of several new businesses, including direct hotel management, branding and franchising and thoroughbred racing, which were previously not part of the operations of Patriot. In addition, we may acquire other new businesses in the future. The integration of departments, systems and procedures presents a significant management challenge, and the failure to integrate new acquisitions into existing management and operating structures could have a material adverse effect on our results of operations and financial condition.

WE HAVE SUBSTANTIAL DEBT OBLIGATIONS; THERE ARE NO LIMITS ON INDEBTEDNESS WE MAY
  INCUR; MOST OF OUR DEBT BEARS INTEREST AT A VARIABLE RATE


    We have obtained an unsecured revolving line of credit that expires on July 18, 2000 (the "Revolving Credit Facility") and a series of term loans that expire beginning January 31, 1999 through March 31, 2003 (the "Term Loans") from certain lenders. As of September 30, 1998, our combined debt was approximately $3.8 billion and our ratio of combined debt to total market capitalization (without adjustment for any shares of Paired Common Stock or cash currently on deposit as collateral with the counterparties to the Price Adjustment Mechanisms (as defined below)) was approximately 68.8%. We also may borrow additional amounts from the same or other lenders in the future, may assume debt in connection with acquisitions, or may issue corporate debt securities in public or private offerings. Our organizational documents do not limit the amount of indebtedness we may incur. Further, substantially all of our combined debt bears interest at a variable rate. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt and could adversely affect our ability to make distributions.


    There can be no assurance that we will be able to meet our debt service obligations and, to the extent that we cannot, we may lose some or all of our assets, including the hotels. Adverse economic conditions could cause the terms on which we borrow to worsen. In such circumstances, if the Corporation or the Operating Company is in need of funds to repay indebtedness, it could be required to liquidate one or more investments in properties at times which may not permit realization of the maximum return on such investments.

    The foregoing risks associated with debt obligations of the Companies may inhibit the ability of the Companies to raise capital in both the public and private markets.

THERE MAY BE ADVERSE EFFECTS IF WE FAIL TO SPIN-OFF INTERSTATE'S THIRD-PARTY
  HOTEL MANAGEMENT BUSINESS

    On May 27, 1998, we and Interstate Hotels Company ("Interstate") entered into a settlement agreement (as amended on August 27, 1998, the "Settlement Agreement") with Marriott International, Inc. ("Marriott") which addressed certain claims asserted by Marriott in connection with Patriot's then proposed merger with Interstate. The Settlement Agreement provided for the dismissal of litigation brought by Marriott, and allowed Patriot's merger with Interstate to close on June 2, 1998.

    In addition to dismissal of the Marriott litigation, the Settlement Agreement provides for three principal transactions: (i) the re-branding of ten Marriott hotels under the Wyndham name, (ii) the assumption by Marriott of the management of ten Marriott hotels formerly managed by Interstate for the remaining term of the Marriott franchise agreement, and (iii) the divestiture by the Companies by January 29, 1999 (subject to extension upon payment of certain fees by the Companies) of the third-party management business which was operated by Interstate (the "Spin-off"). The ten Marriott hotels are expected to be converted to the Wyndham brand over the next approximately 15 months.

    If we do not complete the Spin-off on or before January 29, 1999, Marriott will be entitled to receive 110% of the fees otherwise due under the submanagement agreements with respect to the ten hotels Marriott will manage pursuant to the submanagement arrangement described above. In addition, if we do not make all necessary government filings in connection with the Spin-off by October 30, 1998 or if we do not complete the Spin-off by March 30, 1999, we will be subject to additional penalties. These additional penalties include Marriott's right to purchase, subject to third-party consents, the hotels to be submanaged by Marriott and six additional Marriott hotels owned by us at their then appraised values. Moreover, subject to any defenses we may have, we would owe Marriott liquidated damages with respect to the hotels converted to the Wyndham brand, those to be submanaged by Marriott, and the six additional Marriott hotels Marriott would have the option to purchase. We also anticipate that Marriott would require third-party owners of our Marriott-branded hotels to choose an alternative manager for their hotels. As a result, each respective hotel would either: (i) lose the Marriott brand, at which time we would have to compensate Marriott for any lost franchise fees or (ii) terminate the management contract with us and enter into a contract with an alternative manager. We would owe liquidated damages on any third-party Marriott-franchised hotel which chooses to convert its brand.

POTENTIAL DILUTION AND LIQUIDITY EFFECTS OF THE PRICE ADJUSTMENT MECHANISMS


    Because we must periodically increase our equity base to maintain financial flexibility and continue with our growth strategy, we have utilized private placements of equity in conjunction with a price adjustment mechanism as a means to raise capital. We have entered into transactions with three counterparties involving the sale of an aggregate of 13.3 million shares of Paired Common Stock, with related purchase price adjustment mechanisms ("Price Adjustment Mechanisms"), as described in "The Companies--Sales of Paired Common Stock with Price Adjustment Mechanisms." Settlement under one or more of the Price Adjustment Mechanisms could have adverse effects on our liquidity or dilutive effects on our capital stock. As of October 5, 1998, the counterparties to two of the Price Adjustment Mechanisms were entitled to require settlement of their transactions. See "The Companies--Sales of Paired Common Stock with Price Adjustment Mechanisms--PWFS Transaction" and "--UBS Transaction." If the reset price or unwind price (in the case of the UBS and Nations transactions) or the market price (in the case of the PWFS transaction) of the Paired Common Stock is less than the applicable forward price or reference price on a given settlement date or interim settlement or reset date, we must deliver cash or additional shares of Paired Common Stock to effect such settlement, interim settlement or reset. Delivery of cash would adversely affect our liquidity, and delivery of shares would have dilutive effects on our capital stock. Moreover, settlement (whether by reason of a drop in the market price of the Paired Common Stock or otherwise) may force us to issue shares of Paired Common Stock at a depressed price, which may heighten the dilutive effects on our capital stock. The dilutive effect of a stock settlement and the adverse liquidity effect of a cash settlement increase significantly as the market price of the Paired Common Stock declines below the applicable forward price or reference price. Furthermore, under certain circumstances, we may settle in shares of Paired Common Stock only if a registration statement covering such shares is effective. Although to date registration statements covering 39,000,000 shares of Paired Common Stock have been declared effective, there can be no assurance that such registration statements will remain effective or that we will not be required to register more shares of Paired Common Stock in connection with the Price Adjustment Mechanisms. The market price of the Paired Common Stock has dropped significantly below the applicable forward price or reference price under each of the Price Adjustment Mechanisms. As a result, we have to date delivered cash collateral (including cash dividends on collateral shares) totaling $8,623,788 and an aggregate of 10,446,658 additional shares of Paired Common Stock as collateral pursuant to the Price Adjustment Mechanisms. All such collateral shares are deemed to be outstanding for purposes of our per share calculations. We have also to date settled $45,627,725 in cash under one of the Price Adjustment Mechanisms. If we settled all three transactions in cash on September 30, 1998, we would be obligated to deliver to the counterparties a total of approximately $320.6 million (without application of the cash currently held as collateral by the counterparties) and would receive from the counterparties a total of 13.3 million shares of Paired Common Stock plus all shares of Paired Common Stock then held as collateral by them. See "The Companies--Sales of Paired Common Stock with Price Adjustment Mechanisms."


THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN THE CORPORATION AND THE
  OPERATING COMPANY

    The Corporation and the Operating Company are separate corporate entities with separate Boards of Directors and executive officers. Although the Companies have several of the same directors, a majority of the directors and officers of each of the Corporation and the Operating Company do not serve as directors or officers of the other company. In addition, the Corporation and the Operating Company generally have different employees, separate creditors and are subject to different state law licensing and regulatory requirements. Since the consummation of the Wyndham Acquisition on January 5, 1998, the Companies have also had separate Chairmen of the Board and Chief Executive Officers. As a result, the interests of the Corporation Board and the Operating Company Board may conflict, and such conflicts may possibly rise to disputes between the Companies. The Corporation and the Operating Company have entered into a Cooperation Agreement, dated December 18, 1997 (the "Cooperation Agreement"), which we believe will help decrease the possibility of disagreements. There can be no assurance, however, that such disagreements will not arise. In addition, there can be no assurance that the interests of the officers and/or directors of one company who also serve as officers and/or directors of the other company will not conflict with their interests as officers and/or directors of such other company or that their actions as officers and/ or directors of one company will not adversely affect the interests of the other company. Any such disagreements or conflicts could have a material adverse effect on the results of operations of the Corporation and the Operating Company.

WE DEPEND ON LESSEES AND PAYMENTS UNDER THE PARTICIPATING LEASES

    The Corporation leases substantially all of its existing hotels to the Operating Company and to lessees (the "Lessees") pursuant to separate participating leases (the "Participating Leases"). The Corporation's ability to make distributions to stockholders depends primarily upon the ability of the Operating Company or the Lessees to make rent payments under the Participating Leases (which depends primarily on the Operating Company's and the Lessees' ability to generate sufficient revenues from those hotels which are leased to them). Reductions in revenue from such hotels or in the net operating income of the Operating Company or the Lessees may result in a failure or delay to make such payments. Any failure or delay by the Operating Company or the Lessees in making rent payments may adversely affect the Corporation's ability to make distributions to stockholders.

THE CORPORATION DOES NOT CONTROL OPERATIONS OF CERTAIN HOTELS LEASED OR MANAGED
  BY THIRD PARTIES

    The Corporation depends on the ability of the Operating Company, the Lessees and the hotel management entities that manage the hotels (the "Operators") to manage the operations of hotels that are leased or operated by them. Under the terms of the Participating Leases, the Corporation has the authority to review annual budgets for the hotels which are leased to the Lessees and to approve certain items. However, the Corporation is unable to directly implement strategic business decisions with respect to the setting of room rates, repositioning of a franchise, redevelopment of food and beverage operations and certain similar decisions with respect to such hotels.

HOTEL INDUSTRY RISKS

    OPERATING RISKS

    Our primary business is buying, selling, leasing and managing hotels, which are subject to operating risks common to the hotel industry. These risks include, among other things, (i) competition for guests from other hotels, a number of which may have greater marketing and financial resources and experience than we and our Lessees, (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in past years, and may not be offset in future years, by increased room rates, (iii) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal, (iv) increases in energy costs and other expenses of travel, which may deter travelers and (v) adverse effects of general and local economic conditions. These factors could adversely affect the ability of the Lessees and the Operating Company to generate revenues and to make lease payments and therefore the Corporation's ability to make distributions to stockholders. We are also subject to the risk that in connection with the acquisition of hotels and hotel operating companies it may not be possible to transfer certain operating licenses, such as food and beverage licenses, to the Lessees, the Operators or the Operating Company, or to obtain new licenses in a timely manner in the event such licenses cannot be transferred. Although hotels can provide alcoholic beverages under interim licenses or licenses obtained prior to the acquisition of these hotels, there can be no assurance that these licenses will remain in effect until the Corporation or the Operating Company obtains new licenses or that new licenses will be obtained. The failure to have alcoholic beverages licenses or other operating licenses could adversely affect the ability of the affected Lessees, Operators or the Operating Company to generate revenues and make lease payments to the Corporation.

    OPERATING COSTS AND CAPITAL EXPENDITURES; HOTEL RENOVATION

    Hotels, in general, have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement or refurbishment of furniture, fixtures and equipment ("F, F & E"). Under the terms of the Participating Leases, the Corporation must establish a reserve to pay the cost of certain capital expenditures at its hotels and pay for periodic replacement or refurbishment of F, F & E. If capital expenditures exceed the Corporation's expectations, the additional cost could have an adverse effect on the Corporation's cash available for distribution. In addition, the Corporation may acquire hotels where significant renovation is either required or desirable. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

    COMPETITION FOR HOTEL ACQUISITION OPPORTUNITIES

    We may be competing for investment opportunities with entities that have substantially greater financial resources. These entities may generally be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to us and increase the bargaining power of property owners seeking to sell.

    Additionally, our ability to acquire additional hotels could be negatively impacted by the paired share ownership structure because hotel management companies, franchisees and others who historically approached Patriot with acquisition opportunities in hopes of establishing lessee or management relationships may not do so in the future out of concern that the Corporation will rely primarily on the Operating Company to lease and/or manage the acquired properties. Such persons may instead provide such acquisition opportunities to hotel companies that will allow them to manage the properties following the sale. This could have a negative impact on our acquisition activities in the future.

    SEASONALITY

    The hotel industry is seasonal in nature. Revenues at certain hotels are greater in the first and second quarters of a calendar year and at other hotels in the second and third quarters of a calendar year. Seasonal variations in revenue at hotels may cause quarterly fluctuations in the operating revenues of the Operating Company and the lease revenues of the Corporation.

REAL ESTATE INVESTMENT RISKS

    GENERAL RISKS

    Our investments will be subject to varying degrees of risk generally incidental to the ownership of real property. The underlying value of the Corporation's real estate investments and our income and ability to make distributions to our stockholders will depend upon the ability of the Lessees, the Operators and the Operating Company to operate the Corporation's hotels in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under their leases with the Corporation. Income from the Corporation's hotels may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond our control.

    VALUE AND ILLIQUIDITY OF REAL ESTATE

    Real estate investments are relatively illiquid. The ability of the Corporation to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If the Corporation must sell an investment, there can be no assurance that the Corporation will be able to dispose of it in the time period it desires or that the sales price of any investment will equal or exceed the amount of the Corporation's investment.

    PROPERTY TAXES

    Our hotels and racing facilities are subject to real property taxes. The real property taxes on hotel properties in which the Corporation invests as well as the Corporation's racing facilities may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. If property taxes increase, our ability to make distributions to our stockholders could be adversely affected.

    CONSENTS OF GROUND LESSOR REQUIRED FOR SALE OF CERTAIN HOTELS

    Certain of the Corporation's hotels and the land upon which the Bay Meadows Racecourse (the "Racecourse") is situated are subject to ground leases with third party lessors. In addition, the Corporation may acquire hotels in the future that are subject to ground leases. Any proposed sale of a property that is subject to a ground lease by the Corporation or any proposed assignment of the Corporation's leasehold interest in the ground lease may require the consent of third party lessors. As a result, the Corporation may not be able to sell, assign, transfer or convey its interest in any such property in the future absent the consent of such third parties, even if such transaction may be in the best interests of our stockholders.

    ENVIRONMENTAL MATTERS

    Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of any of the Corporation's hotels, the Companies, the Lessees or the Operators may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Corporation's results of operations and financial condition. Phase I environmental site assessments ("ESAs") have been conducted at substantially all of the Corporation's hotels and the Racecourse by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which any of the Corporation's hotels or the Racecourse may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that we believe would have a material adverse effect on the business, assets, results of operations or liquidity of the Corporation, nor are we aware of any such liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which we are currently unaware. We have not been notified by any governmental authority, and we have no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of the hotels or the Racecourse.

    UNINSURED AND UNDERINSURED LOSSES

    Each of the Participating Leases specifies comprehensive insurance to be maintained on each of the applicable leased hotels, including liability, fire and extended coverage. We believe such specified coverage is of the type and amount customarily obtained for or by an owner of hotels. Leases for subsequently acquired hotels (including those leased to the Operating Company) will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Board of Directors and management of each of the Companies will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the investments of the Corporation or the Operating Company, as the case may be, at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment of the Corporation or the Operating Company, as the case may be. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Corporation or the Operating Company might not be adequate to restore its economic position with respect to such property.

    ACQUISITION AND DEVELOPMENT RISKS

    We currently intend to pursue acquisitions of additional hotels and hotel operating companies and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that such acquired hotels or hotel operating companies will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market, acquire and operate properties will prove inaccurate as well as general risks associated with any new real estate or operating company acquisition. In addition, hotel development is subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. The fact that the Corporation generally must distribute 95% of its ordinary taxable income in order to maintain its qualification as a REIT may limit the Corporation's ability to rely upon lease income from its hotels or subsequently acquired properties to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or the Corporation's cash available for distribution might be adversely affected.

    DEPENDENCE ON MANAGEMENT CONTRACTS

    Management contracts are acquired, terminated, renegotiated or converted to franchise agreements in the ordinary course of our business. While, as of the date of this Prospectus, the average remaining term of our management contracts was approximately 13 years, these management contracts generally may be terminated by the owner of the hotel property if the hotel manager fails to meet certain performance standards, if the property is sold to a third party, if the property owner defaults on indebtedness encumbering the property and/or upon a foreclosure of the property. Other grounds for termination of our upscale hotel management contracts include a hotel owner's election to close a hotel and certain business combinations involving us in which our name or current management team does not survive.

    There can be no assurance that we will be able to replace terminated management contracts, or that the terms of renegotiated or converted contracts will be as favorable as the terms that existed before such renegotiation or conversion. We also will be subject to the risk of deterioration in the financial condition of a hotel owner and such owner's ability to pay management fees to us. In addition, in certain circumstances, we may be required to make loans to or capital investments or advances in hotel properties in connection with management contracts. A material deterioration in the operating results of one or more of these hotel properties and/or a loss of the related management contracts could adversely affect the value of our investment in such hotel properties.

RISKS OF OPERATING HOTELS UNDER FRANCHISE OR BRAND AFFILIATIONS

    Certain of the Corporation's hotels are operated under franchise or brand affiliations. In addition, hotels in which the Corporation subsequently invests may be operated pursuant to franchise or brand affiliations. The continuation of the franchise licenses relating to the franchised hotels (the "Franchise Licenses") is subject to specified operating standards and other terms and conditions. The continued use of a brand generally depends upon the continuation of the management agreement related to that hotel with the branded Operator. Franchisors typically inspect licensed properties periodically to confirm adherence to operating standards. Action on the part of any of the Companies, the Lessees or the Operators could result in a breach of such standards or other terms and conditions of the Franchise Licenses and could result in the loss or cancellation of a Franchise License. It is possible that a franchisor could condition the continuation of a Franchise License on the completion of capital improvements which the Corporation's Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Corporation's Board of Directors may elect to allow the Franchise License to lapse which could under certain circumstance result in the Corporation incurring significant costs for terminating such Franchise License. In any case, if a franchise or brand affiliation is terminated, the Corporation and the Lessee may seek to obtain a suitable replacement franchise or brand affiliation, or to operate the hotel independent of a franchise or brand affiliation. The loss of a franchise or brand affiliation could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise or brand affiliation because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor or brand owner.

                                 THE COMPANIES

THE CORPORATION

    The Corporation is a self-administered REIT under the Code. The Corporation owns interests in a portfolio of hotels, including full service, resorts, suite hotels, limited service hotels and conference centers. The portfolio is diversified by franchise and brand affiliation with nationally recognized hotel companies. A significant number of hotels are franchised under the Corporation's proprietary brands, including Wyndham Hotels, Wyndham Hotels and Resorts, Wyndham Gardens-Registered Trademark-, Wyndham Grand Heritage, Summerfield Suites-Registered Trademark-, Sierra Suites-Registered Trademark-, Carefree-Registered Trademark-, Malmaison and Clubhouse
Inns-Registered Trademark-. Other major franchises include Crowne Plaza-Registered Trademark-, Holiday Inn-Registered Trademark-, Doubletree-Registered Trademark-, Radisson-Registered Trademark-, Ramada-Registered Trademark-, Hilton-Registered Trademark-,
Hyatt-Registered Trademark-, Sheraton, Four Points by
Sheraton-Registered Trademark-, Embassy Suites-Registered Trademark-, Marriott-Registered Trademark-, Marriott Courtyard-Registered Trademark-, Hampton Inn-Registered Trademark- and Grand Bay-Registered Trademark-. The portfolio of hotels serve major U.S. business centers, including Atlanta, Boston, Chicago, Cleveland, Dallas, Denver, Houston, Miami, San Francisco, Philadelphia and Seattle. The portfolio also includes world-class resort hotels as well as hotels in major tourist destinations, including Scottsdale and Tucson, Arizona; Carmel and San Diego, California; Telluride, Colorado; San Juan, Puerto Rico; New Orleans, Louisiana; and San Antonio, Texas. The portfolio also includes hotels located in Europe, Canada and the Caribbean. In addition, the Corporation leases land in San Mateo, California upon which the Racecourse is situated.

    As part of our ongoing business, we continually engage in discussions with public and private real estate entities, including, without limitation, current lessees of our hotels, regarding possible portfolio or single asset acquisitions, as well as the acquisition of hotel leasing and management operations. No assurances can be made that we will acquire any such acquisition opportunities. Additionally, we periodically evaluate our existing portfolio for possible divestiture of non-core, non-proprietarily branded properties. No assurances can be made that we will divest any of these properties.

    The Corporation conducts a substantial part of its operations through the Realty Partnership, which owns, directly and through its subsidiaries, the Corporation's interests in each of its hotels. Through PAH GP and PAH LP, the Corporation holds the sole general partnership interest and a limited partnership interest, respectively, in the Realty Partnership.

    Since 1983, the shares of Corporation Common Stock have been paired and have traded together with the shares of Operating Company Common Stock as a single unit pursuant to a stock pairing agreement. The terms of the stock pairing agreement are set forth in the Pairing Agreement, dated as of February 17, 1983 and amended from time to time thereafter, by and between the Corporation and the Operating Company (the "Pairing Agreement"). Since the Cal Jockey Merger, the Paired Common Stock has been listed on the NYSE under the symbol "PAH."

    The Corporation's principal executive offices are located at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207 and its telephone number at that location is (214) 863-1000.

THE OPERATING COMPANY

    The Corporation leases the majority of its hotels to the Operating Company. In addition to leasing hotels, the Operating Company provides management services to other third party owners. The Operating Company also owns interests in three resort hotels in Puerto Rico and is engaged in the business of conducting and offering pari-mutual wagering on thoroughbred horse racing at the Racecourse. As described above, shares of Operating Company Common Stock are paired and trade together with the shares of Corporation Common Stock as a single unit on the NYSE pursuant to the Pairing Agreement. The Operating Company conducts a substantial portion of all of its operations through the Operating Partnership, which owns, directly and through its subsidiaries, the Operating Company's assets. The Operating Company holds the sole general partnership interest and a limited partnership interest in the Operating Partnership.

    The Operating Company's principal executive offices are located at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207 and its telephone number at that location is (214) 863-1000.

SALES OF PAIRED COMMON STOCK WITH PRICE ADJUSTMENT MECHANISMS

    We have entered into transactions with three counterparties involving the sale of an aggregate of 13.3 million shares of Paired Common Stock, with related Price Adjustment Mechanisms, as described below.

    NATIONS TRANSACTION. On February 26, 1998, the Companies entered into transactions with a subsidiary of NationsBank Corporation (together with NationsBanc Mortgage Capital Corporation, "Nations"). Pursuant to the terms of a Purchase Agreement dated as of February 26, 1998 (the "Nations Purchase Agreement"), Nations purchased 4,900,000 shares of Paired Common Stock (the "Initial Nations Shares") from the Companies at a purchase price of $24.8625 per share (which reflected a 2.5% discount from $25.50, the last reported sale price of the Paired Common Stock on February 25, 1998) for net proceeds of approximately $121.8 million. The net proceeds were used by the Companies to repay existing indebtedness. The Initial Nations Shares represent approximately 3.2% of the outstanding shares of Paired Common Stock as of the date of this Prospectus.

    In connection with the issuance of the Initial Nations Shares, the Companies entered into a Purchase Price Adjustment Mechanism, dated as of February 26, 1998, with Nations (as amended on August 4, 1998, effective February 26, 1998, the "Nations Price Adjustment Mechanism"). Pursuant to the Nations Price Adjustment Mechanism, the Companies have agreed to effect certain purchase price adjustments on or before February 25, 1999, in one or more transactions (each a "Nations Settlement"), with respect to a number of shares of Paired Common Stock equal to the number of Initial Nations Shares, by reference to a per paired share price equal to $25.50 plus a forward accretion representing an imputed return at LIBOR plus 150 basis points, minus an adjustment to reflect distributions on shares of the Paired Common Stock (the "Nations Forward Price"). The shares of Paired Common Stock to be delivered to or by Nations may consist of shares of Paired Common Stock acquired under the Nations Purchase Agreement or otherwise.


    The Companies may effect a Nations Settlement by (i) delivering to Nations shares of Paired Common Stock (the "Nations Settlement Shares") equal in value (valued at the dollar volume weighted average price for shares of the Paired Common Stock (as calculated pursuant to the Nations Price Adjustment Mechanism) over a specific period of time (the "Nations Unwind Price")) to the Nations Forward Price at the time of such Nations Settlement times the number of shares subject to such Nations Settlement (the "Nations Settlement Amount") in exchange for the number of shares subject to such Nations Settlement, (ii) delivering to (or, in the event the Nations Unwind Price is greater than the Nations Forward Price, receiving from) Nations a number of shares of Paired Common Stock equal to the difference between the number of Nations Settlement Shares and the number of shares subject to such Nations Settlement, or (iii) delivering to Nations cash equal to the Nations Settlement Amount in exchange for a number of shares of Paired Common Stock equal to the number of shares subject to such Nations Settlement. If the Companies effect a settlement pursuant to clause (i) or (ii) above, they must also pay a placement fee equal to 2% of the Nations Settlement Amount. The Nations Price Adjustment Mechanism provides that shares may be delivered in settlement only if (i) the Companies have on file with the SEC an effective registration statement covering the sale by Nations of the shares to be delivered, (ii) for settlement at maturity, the dollar volume weighted average price for shares of the Paired Common Stock (as calculated pursuant to the Nations Price Adjustment Mechanism) on the date of such settlement is greater than or equal to $20.00 and (iii) for settlement at maturity, no Mandatory Nations Unwind Event (as defined below) has occurred and is continuing. See "Risk Factors-- Potential Dilution and Liquidity Effects of the Price Adjustment Mechanisms." If the above conditions are not met when they apply, the Companies generally must deliver cash equal to the Nations Settlement Amount.


    Under the Nations Price Adjustment Mechanism, on November 26, 1998 (the "Nations Interim Settlement Date"), if the dollar volume weighted average price for shares of the Paired Common Stock on the trading day immediately preceding the Nations Interim Settlement Date (the "Nations Reset Price") is lower than the Nations Forward Price calculated as of the Nations Interim Settlement Date, the Companies must deliver to Nations a number of shares of Paired Common Stock (the "Nations Interim Settlement Shares") equal in value (valued at the Nations Reset Price) to the product of (i) the difference between the Nations Forward Price and the Nations Reset Price times (ii) the number of the shares then subject to the Nations Price Adjustment Mechanism (the "Nations Interim Settlement Amount"). If Nations Interim Settlement Shares are delivered by the Companies to Nations (other than as collateral), then (i) the

Companies must pay a placement fee equal to 2% of the product of the Nations Unwind Price and the number of shares so delivered, and (ii) the Nations Forward Price will be reduced in accordance with a formula set forth in the Nations Price Adjustment Mechanism. The Nations Price Adjustment Mechanism provides that Nations Interim Settlement Shares may be delivered only if the Companies have an effective registration statement on file with the SEC covering the sale by Nations of the shares to be so delivered. If an effective registration statement is not on file, the Companies must instead deliver cash collateral equal to the Nations Interim Settlement Amount. Although to date registration statements covering 39,000,000 shares of Paired Common Stock in connection with the Price Adjustment Mechanisms have been declared effective, there can be no assurance that such registration statements will remain effective or that we will not be required to register more shares of Paired Common Stock in connection with the Price Adjustment Mechanisms. See "Risk Factors--Potential Dilution and Liquidity Effects of the Price Adjustment Mechanisms." As of the date of this Prospectus, the Companies have delivered an aggregate of 2,375,000 shares of Paired Common Stock and $179,208 as collateral to Nations.


    On or after October 15, 1998, if the dollar volume weighted average price of the Paired Common Stock for any two consecutive trading days does not equal or exceed certain amounts (the "Nations Unwind Thresholds"), Nations has the right to force a partial or complete settlement under the Nations Price Adjustment Mechanism. The Nations Unwind Thresholds are $20.00 (33% settlement), $18.75 (67%) and $17.25 (100%). Moreover, Nations has the right to force a complete settlement under the Nations Price Adjustment Mechanism at any time upon the occurrence of any of the following (each a "Mandatory Nations Unwind Event"):
(i) default of the Companies with respect to certain indebtedness, (ii) declaration by the Companies of bankruptcy or insolvency or failure to post sufficient cash collateral, (iii) failure of the Companies to have caused a registration statement covering the resale of the shares of Paired Common Stock received by Nations under the Nations Purchase Agreement and Nations Price Adjustment Mechanism to become effective on or before October 15, 1998, or (iv) the sale or refinancing by the Companies of certain properties in which the net proceeds of such sale or refinancing (up to the amount necessary to effect a complete cash settlement) are not applied to a cash settlement under the Nations Price Adjustment Mechanism. Finally, the Nations Price Adjustment Mechanism provides that, upon the consummation of the sale or refinancing of certain properties by the Companies with a third party, the Companies must apply the net proceeds to the extent necessary to effect a complete cash settlement under the Nations Price Adjustment Mechanism. The Companies have agreed to use all commercially reasonable efforts to effect such a sale or refinancing.

    PWFS TRANSACTION. On April 6, 1998, the Companies entered into transactions with PaineWebber Incorporated ("PaineWebber") and PaineWebber Financial Products, Inc. ("PWFS" and, together with PaineWebber, the "PaineWebber Parties"). Pursuant to the terms of a Purchase Agreement dated as of April 6, 1998 (the "PaineWebber Purchase Agreement"), PaineWebber purchased 5,150,000 shares of Paired Common Stock (the "Initial PaineWebber Shares") from the Companies at a purchase price of $27.01125 per share, which reflected a 2% discount to the last reported sale price of the Paired Common Stock on April 3, 1998, for net proceeds of approximately $139.1 million. The net proceeds were used by the Companies to repay existing indebtedness. The Initial PaineWebber Shares represent approximately 3.5% of the outstanding shares of Paired Common Stock as of the date of this Prospectus.


    In connection with the issuance of the Initial PaineWebber Shares, the Companies entered into a Purchase Price Adjustment Mechanism Agreement, dated as of April 6, 1998, with PWFS (as amended on August 14, 1998 and September 30, 1998, the "PaineWebber Price Adjustment Agreement"). Pursuant to the PaineWebber Price Adjustment Agreement, before October 15, 1998 (or April 6, 1999 if there is no effective registration statement as described below on or before October 15, 1998), PWFS may agree with the Companies at any time to sell some or all of the Initial PaineWebber Shares through one or more specified methods (in each case a "PW Settlement"). At each PW Settlement, the purchase price of the Initial PaineWebber Shares subject to the PW Settlement is adjusted based upon the difference between (i) the proceeds (net of a negotiated resale spread or underwriting discount) received by PWFS from the sale of the shares of Paired Common Stock and (ii) a reference price (the "Reference Price") equal to the closing price for a share of Paired Common Stock on April 3, 1998 plus a forward accretion reflecting an imputed return at LIBOR plus 140 basis points, minus an adjustment to reflect distributions on the Initial PaineWebber Shares prior to the date of such PW Settlement (such difference, the "PW Price Difference"). If the PW Price Difference is positive, PWFS is obligated to deliver shares of Paired Common Stock or cash to the Companies equal in value to the aggregate PW Price Difference. If the PW Price Difference is negative, the Companies are obligated to deliver additional shares of Paired Common Stock equal in value (net of a negotiated resale spread or underwriting discount, as the case may be) to the aggregate PW Price Difference to PWFS. The PW Price Adjustment Agreement provides that shares may be delivered in settlement only if the Companies have on file with the SEC an effective registration statement covering the resale by PWFS of the shares to be delivered. Although to date registration statements covering 39,000,000 shares of Paired Common Stock in connection with the Price Adjustment Mechanisms have been declared effective, there can be no assurance that such registration statements will remain effective or that we will not be required to register more shares of Paired Common Stock in connection with the Price Adjustment Mechanisms. See "Risk Factors--Potential Dilution and Liquidity Effects of the Price Adjustment Mechanisms."



    Pursuant to the PaineWebber Price Adjustment Agreement, the Companies have to date delivered 8,071,658 shares of Paired Common Stock to PWFS as collateral ("Collateral Shares") and have paid cash dividends totaling $192,305 on the Collateral Shares, which amount is held by PWFS as collateral. Such number of shares is subject to adjustment every two weeks such that the value of the Collateral Shares (valued at the closing price of the Paired Common Stock on the adjustment date) is equal to the amount by which the Reference Price times the number of shares subject to the PaineWebber Price Adjustment Agreement exceeds $5,000,000 (such excess amount, the "Collateral Amount"). The PaineWebber Price Adjustment Agreement provides that, that if the resale by PWFS of the shares to be so delivered is not covered by an effective registration statement, then the Companies, at their option, must deliver to PWFS either (i) a number of Collateral Shares equal in value to 125% of the Collateral Amount or (ii) cash collateral equal to the Collateral Amount. Although to date registration statements covering 39,000,000 shares of Paired Common Stock in connection with the Price Adjustment Mechanisms have been declared effective, there can be no assurance that such registration statements will remain effective or that we will not be required to register more shares of Paired Common Stock in connection with the Price Adjustment Mechanisms. See "Risk Factors--Potential Dilution and Liquidity Effects of the Price Adjustment Mechanisms."



    If the closing price of the Paired Common Stock on any trading day does not equal or exceed $16.00, PWFS has the right to force a complete settlement under the PaineWebber Price Adjustment Agreement. The closing price of the Paired Common Stock fell below $16.00 on August 25, 1998; however, PWFS has not required any settlement under the PaineWebber Price Adjustment Agreement to date. PWFS also has the right to force a complete settlement under the PaineWebber Price Adjustment Agreement if the Companies (i) are in default with respect to certain specified indebtedness of the Companies, (ii) effect an early settlement, unwind or liquidation of any transaction similar to the transaction with PWFS, or (iii) fail to deliver to PWFS on or before October 15, 1998, an effective registration statement covering the sale of the shares of Paired Common Stock delivered to PWFS.


    UBS TRANSACTION. On December 31, 1997, the Companies entered into transactions with UBS Limited and Union Bank of Switzerland, London Branch (together with its successor, UBS AG, London Branch, "UBS" and, together with Warburg Dillon Read, LLC, the "UBS Parties"). Pursuant to the terms of a Purchase Agreement dated as of December 31, 1997 (the "UBS Purchase Agreement"), UBS Limited purchased 3,250,000 shares of Paired Common Stock (the "Initial UBS Shares") from the Companies at a purchase price of $28.8125 per share (the last reported sale price of the Paired Common Stock on December 30, 1997) for approximately $91.8 million in net proceeds. The net proceeds were used by the Companies to repay existing indebtedness. The Initial UBS Shares represent approximately 2.1% of the outstanding shares of Paired Common Stock as of the date of this Prospectus. UBS received from the Companies a placement fee of 2%, or approximately $1.9 million.

    In connection with the issuance of the Initial UBS Shares, the Companies entered into a Forward Stock Contract, dated as of December 31, 1997, with UBS (as amended on August 14, 1998 and September 11, 1998, the "Forward Stock Contract"). Pursuant to the Forward Stock Contract, the Companies have agreed to purchase on or before October 15, 1998, in one or more transactions (each a "UBS Settlement"), from UBS a number of shares of Paired Common Stock equal to the number of Initial UBS Shares, at a per paired share price equal to $28.8125 plus a forward accretion reflecting an imputed return at LIBOR plus 140 basis points, minus an adjustment to reflect distributions on shares of the Paired Common Stock (the "UBS Forward Price"). The forward accretion component represents a guaranteed rate of return to UBS. The shares of Paired Common Stock to be delivered to or by UBS may consist of shares of Paired Common Stock acquired under the UBS Purchase Agreement or otherwise.

    The Companies may effect a UBS Settlement by (i) delivering to UBS shares of Paired Common Stock (the "UBS Settlement Shares") equal in value (valued at the daily average closing price for shares of the Paired Common Stock over a specific period of time (the "UBS Unwind Price")) to the UBS Forward Price at the time of such UBS Settlement times the number of shares of Paired Common Stock subject to such UBS Settlement (the "UBS Settlement Amount") in exchange for the number of shares subject to such UBS Settlement, (ii) delivering to (or, in the event the UBS Unwind Price is greater than the UBS Forward Price, receiving from) UBS a number of shares of Paired Common Stock equal to the difference between the number of the UBS Settlement Shares and the number of shares subject to such UBS Settlement, or (iii) delivering to UBS cash equal to the UBS Settlement Amount in exchange for the shares subject to such UBS Settlement. If the Companies make a UBS Settlement in shares of Paired Common Stock, they must also pay to UBS (i) an unwind accretion fee (payable in cash or shares) equal to 50% of the UBS Settlement Amount times the imputed return of LIBOR plus 140 basis points over the period designated for such UBS Settlement and (ii) a placement fee equal to 0.50% of the UBS Settlement Amount. The Forward Stock Contract provides that shares may be delivered in settlement only if the Companies have on file with the SEC an effective registration statement covering the resale by UBS of the shares to be delivered. A registration statement covering up to 4,000,000 shares to be sold by UBS was declared effective on September 30, 1998. See "Risk Factors--Potential Dilution and Liquidity Effects of the Price Adjustment Mechanisms."


    In connection with the September 11 amendment to the Forward Stock Contract, the Companies paid down $45,627,725 under the Forward Stock Contract through the application of cash collateral that had previously been delivered to UBS pursuant to the Forward Stock Contract. In addition, the Companies have delivered an additional $8,252,274 to UBS as collateral pursuant to the Forward Stock Contract. Such amount is subject to adjustment every two weeks such that the amount of cash collateral is equal to the number of shares subject to the Forward Stock Contract times the amount by which the UBS Forward Price exceeds the closing price for shares of the paired Common Stock on the trading day immediately preceding the adjustment date (such closing price the "UBS Reset Price" and such product the "UBS Interim Settlement Amount"). With the prior written consent of UBS, the Companies may elect to deliver to UBS a number of shares of Paired Common Stock (the "UBS Interim Settlement Shares") equal in value (valued at the UBS Reset Price) to 125% of the UBS Interim Settlement Amount.



    If the average closing price of the Paired Common Stock for any two consecutive trading days does not equal or exceed $11.00 (the "UBS Unwind Threshold"), UBS has the right to force a complete settlement under the Forward Stock Contract. The average closing price of the Paired Common Stock for October 2 and October 5, 1998 was less than $11.00; however, UBS has not required any further settlement under the Forward Stock Contract to date. UBS also has the right to force a complete settlement under the Forward Stock Contract if the Companies (i) are in default with respect to certain financial and notice covenants under the Forward Stock Contract, (ii) are in default under the Corporation's credit facility with Chase Manhattan Bank, (iii) are in default with respect to certain specified indebtedness of the Companies, (iv) declare bankruptcy or become insolvent or fail to post sufficient cash collateral, (v) effect an early settlement, unwind or liquidation of any transaction similar to the transaction with UBS, (vi) fail to settle the transaction in cash simultaneously with the sale by the Companies of certain property, or (vii) fail to deliver to UBS, on or before September 30, 1998, an effective registration statement covering the sale of the shares of Paired Common Stock delivered to UBS. A registration statement covering up to 4,000,000 shares to be sold by UBS was declared effective on September 30, 1998. However, there can be no assurance that such registration statement will remain effective or that we will not be required to register more shares of Paired Common Stock in connection with the Forward Stock Contract. See "Risk Factors-- Potential Dilution and Liquidity Effects of the Price Adjustment Mechanisms."


    Settlement under the Purchase Price Adjustment Mechanisms could have adverse effects on the Companies' liquidity and/or dilutive effects on the Companies' capital stock. See "Risk Factors--Potential Dilution and Liquidity Effects of the Price Adjusment Mechanisms."

                                USE OF PROCEEDS


    The net proceeds from the sale of Securities by PaineWebber and Nations will be used to settle the PaineWebber and Nations transactions, as more specifically described in the Prospectus Supplement relating to the offer and sale of any such Securities. Any proceeds in excess of the amount required to effect any such settlement will be used by the Companies as working capital or to pay down indebtedness (although such excess amounts are not expected to be material). The net proceeds to the Companies from the sale of the 10,050,000 shares of Paired Common Stock, after deducting discounts and offering expenses, in the PaineWebber and Nations transactions referred to under "The Companies--Sales of Paired Common Stock with Price Adjustment Mechanisms" were approximately $260.9 million. The Companies used the net proceeds to repay outstanding indebtedness under their then existing $900 million revolving credit facility. The Companies' $900 million revolving credit facility was due to expire in July 2000 and bore interest at LIBOR plus 100 to 200 basis points (depending on the Companies' leverage ratio or investment grade ratings received from the rating agencies) or a customary alternate base rate announced from time to time plus 0 to 50 basis points (depending on the Companies' leverage ratio). Borrowings had been made under the credit facility to repay borrowings by the Corporation's predecessor under a previous line of credit.


                          DESCRIPTION OF CAPITAL STOCK

    The rights of stockholders of the Corporation and the Operating Company are governed by the Amended and Restated Certificate of Incorporation of the Corporation (the "Corporation Charter") and the Amended and Restated Certificate of Incorporation of the Operating Company (the "Operating Company Charter" and, together with the Corporation Charter, the "Charters") and the Amended and Restated Bylaws of the Corporation (the "Corporation Bylaws") and the Amended and Restated Bylaws of the Operating Company (the "Operating Company Bylaws" and, together with the Corporation Bylaws, the "Bylaws"). The rights of such stockholders are also governed by the terms of the Pairing Agreement and the Cooperation Agreement. The following discussion summarizes certain of the key terms of the Charters, the Bylaws, the Pairing Agreement and the Cooperation Agreement. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Pairing Agreement, the Cooperation Agreement, the Charters and the Bylaws.

    Under the Charters, each of the Corporation and the Operating Company has the authority to issue 650,000,000 shares of Corporation Common Stock and Operating Company Common Stock, respectively, 100,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 750,000,000 shares of excess stock, par value $.01 per share (the "Excess Stock").

    Issuances of shares of Corporation Common Stock, Operating Company Common Stock and other equity securities of the Corporation and the Operating Company are subject to the terms and conditions of the Pairing Agreement and the Cooperation Agreement.

COMMON STOCK

    The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. Except as otherwise required by law, by the terms of Corporation Series A Preferred Stock (see discussion below), by the Charters with respect to Excess Stock or as provided in any resolution adopted by either of the Corporation Board or the Operating Company Board with respect to any series of Preferred Stock, the holders of Paired Common Stock exclusively possess all voting power. The Charters do not provide for cumulative voting in the election of directors. Subject to the terms of the Corporation Series A Preferred Stock and any preferential rights of any outstanding series of Preferred Stock and the rights of holders of Excess Stock, the holders of shares of Paired Common Stock are entitled to such dividends as may be declared from time to time by the Corporation Board and the Operating Company Board from funds available for such purpose, and upon liquidation are entitled to receive pro rata all assets of the Corporation and the Operating Company available for distribution to such holders. All shares of Paired Common Stock will, when issued, be fully paid and nonassessable, and the holders thereof will not have preemptive rights.

    Holders of Paired Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Corporation or the Operating Company.

    Each of the Corporation and the Operating Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

    Pursuant to the Delaware General Corporation Law (the "DGCL"), a merger or consolidation involving either of the Corporation or the Operating Company requires the approval of a majority of the outstanding shares of the constituent corporation to the transaction entitled to vote on such a matter.

PREFERRED STOCK

    Each of the Corporation Board and the Operating Company Board is authorized, subject to the provisions of the Cooperation Agreement (see discussion below), to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Because each of the Corporation Board and the Operating Company Board has the power to establish the preferences and rights of each class or series of Preferred Stock, each such Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Corporation Common Stock or Operating Company Common Stock, respectively. The issuance of shares of Preferred Stock could have the effect of delaying or preventing a change in control of the Corporation or the Operating Company.

CORPORATION SERIES A PREFERRED STOCK

    In connection with the Wyndham Acquisition, the Corporation issued 4,860,876 shares of Corporation Series A Preferred Stock to CF Securities, L.P., the principal shareholder of Wyndham prior to the Wyndham Acquisition, which shares have the rights and privileges set forth in the Certificate of Designation for the Corporation Series A Preferred Stock (the "Certificate of Designation"). The Corporation Series A Preferred Stock is a series designated out of the Preferred Stock of the Corporation. The following is a summary of certain provisions of the Corporation Series A Preferred Stock. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Corporation Charter and the Certificate of Designation.

    Each share of Corporation Series A Preferred Stock is entitled to dividends when, as and if declared and paid on the shares of Paired Common Stock in an amount equal to the sum of the dividends paid on a share of Paired Common Stock. Dividends on the Corporation Series A Preferred Stock will rank pari passu with dividends on the shares of Paired Common Stock.

    The Corporation Series A Preferred Stock is entitled to one vote per share, voting together as a class with the shares of the Corporation Common Stock, on any matter submitted for a vote of the stockholders of the Corporation. The Corporation Series A Preferred Stock is convertible at any time into shares of Paired Common Stock on a one-for-one basis by the holders thereof, subject to the Ownership Limit provisions set forth in the Charters. In addition, the Corporation Series A Preferred Stock is mandatorily convertible at any time and in any amount upon notice by the Corporation, provided that the amount so converted will not cause a violation of the Ownership Limit provisions set forth in the Charters.

    Upon a liquidation, dissolution or winding up of the Corporation, each holder of Corporation Series A Preferred Stock is entitled to receive, on a per share basis, (i) the Dissolution Preference (as defined below) and (ii) a ratable share, together with the holders of Corporation Common Stock, in the assets of the Corporation available for distribution on the Corporation Common Stock. The term "Dissolution Preference" means, as applicable, either (A) if the Operating Company has previously been or is simultaneously liquidated, dissolved or wound up, a preference equal to the amount per share of Operating Company Common Stock which was or will be received by the holders of Operating Company Common Stock upon the liquidation, dissolution or winding up of the Operating Company or (B) if the Operating Company has not previously been or is not simultaneously liquidated, dissolved or wound up, a preference per share equal to an amount determined by an independent investment banker selected by the Corporation Board (with the agreement of the majority holder of the Corporation Series A Preferred Stock, if there is one at such time) to be equal to the then current value of a share of Operating Company Common Stock, without regard to the paired share structure of the Companies. If the Operating Company has been previously liquidated, dissolved or wound up, then any Dissolution Preference will accrue interest at the applicable federal rate from the date the liquidating distributions were made on the Operating Company Common Stock unless and until paid.

OPERATING COMPANY SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK

    On June 30, 1998, the Operating Company acquired the hospitality-related business of CHC International, Inc. ("CHCI") through merger (the "CHCI Merger"). By operation of the CHCI Merger, each issued and outstanding CHCI share of common stock and certain stock option rights were converted into the right to receive shares of Operating Company Series A Preferred Stock and shares of Operating Company Series B Preferred Stock. Generally, each CHCI stockholder has the right to receive an equal number of shares of Operating Company Series A Preferred Stock and shares of Operating Company Series B Preferred Stock.

    Each share of Operating Company Series A Preferred Stock may be redeemed, at the option of the holder, for cash equal to the value of a share of the Paired Common Stock at the time of redemption (the "Redemption Value") at any time following the first anniversary of the closing of the CHCI Merger. Each share of Operating Company Series B Preferred Stock may also be redeemed, at the option of the holder, for cash equal to the Redemption Value; however, such redemption is restricted until the fifth anniversary of the closing of the CHCI Merger. The Redemption Value may, at the Operating Company's option, be paid by the delivery of one share of the Paired Common Stock for each share of Operating Company Preferred Stock redeemed. Further, if the Operating Company fails to comply with certain covenants, the Operating Company Preferred Stock may be redeemed, at the option of the holder, for cash or, at the Operating Company's option, shares of Paired Common Stock at the Redemption Value plus a premium. The dividend rate on the shares of Operating Company Preferred Stock is equivalent to the dividend rate on the shares of Paired Common Stock. Dividends on Operating Company Series B Preferred Stock are subject to increase during the five years subsequent to the closing of the CHCI Merger if the shares are transferred by the original holder. If the dividends on the Operating Company Preferred Stock are not paid when due, dividends will instead accrue at the rate of 115% per annum on a compounded basis. Dividends on the Operating Company Preferred Stock will be preferential to dividends on shares of Operating Company Common Stock. The Operating Company Preferred Stock is redeemable at the

Operating Company's option at the Redemption Value. Except as required by law, the Operating Company Preferred Stock will be non-voting.

    Upon a liquidation, dissolution, or winding up of Operating Company, the holders of the Operating Company Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Operating Company to the holders of Operating Company Common Stock, any stock not on a parity with the Operating Company Preferred Stock for liquidation purposes or any stock ranking junior to the Operating Company Common Stock, an amount equal to the greater of (i) $23.25, plus all accrued but unpaid dividends, for each share of Operating Company Preferred Stock then held by them, and (ii) the amount that a holder of a share of Operating Company Preferred Stock would have received if such holder held the number of shares of Operating Company Common Stock equal to the number of such shares of Operating Company Preferred Stock.

EXCESS STOCK

    Upon the violation of certain transfer restrictions contained in the Charters, shares of any class or series of outstanding capital stock of the Corporation and the Operating Company (collectively, "Equity Stock") will automatically be converted into an equal number of shares of Excess Stock of the Corporation or the Operating Company, as the case may be, and transferred to a trust (a "Trust"). See "Restrictions on Transfer of Capital Stock." Such shares of Excess Stock held in trust shall remain outstanding shares of stock of the Corporation and the Operating Company and shall be held by the trustee of the Trust (the "Trustee") for the benefit of a charitable beneficiary (a "Beneficiary"). The Trustee and the Beneficiary shall be designated pursuant to the terms of the Pairing Agreement. Each share of Excess Stock shall entitle the holder to the number of votes the holder would have if such share of Excess Stock was a share of Equity Stock of the same class or series from which such Excess Stock was converted, on all matters submitted to a vote at any meeting of stockholders. The Trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to timing and amount) as may be declared by the Corporation Board or the Operating Company Board, as the case may be, as shares of the class or series of Equity Stock from which such Excess Stock was converted. The Trustee of the Trust, as record holder of the shares of the Excess Stock, shall be entitled to receive all dividends and distributions and shall hold such dividends and distributions in trust for the benefit of the Beneficiary of the Trust. Upon the sale of the shares of Excess Stock to either a permitted transferee under the Charters (a "Permitted Transferee") or to the Corporation or the Operating Company, as the case may be, such shares of Excess Stock will be automatically converted into an equal number of shares of Equity Stock of the same class or series from which such Excess Stock was converted. Pursuant to the Pairing Agreement, the conversion of Equity Stock of the Corporation or the Operating Company into Excess Stock, or the conversion of Excess Stock of the Corporation or the Operating Company into Equity Stock, requires conversion of the corresponding share of the Corporation or the Operating Company, as the case may be.

THE PAIRING AGREEMENT

    Under the Pairing Agreement, shares of Corporation Common Stock and Operating Company Common Stock shall not be transferrable or transferred on the books of such company unless a simultaneous transfer is made by the same transferor to the same transferee of an equal number of shares of common stock of the other company. Neither the Corporation nor the Operating Company may issue shares of Corporation Common Stock or Operating Company Common Stock, as the case may be, unless provision has been made for the simultaneous issuance or transfer to the same person of the same number of shares of common stock of the other company and for the pairing of such shares. Each certificate issued for Corporation Common Stock or Operating Company Common Stock must be issued "back-to-back" with a certificate evidencing the same number of shares of common stock of the other company. Each certificate must bear a conspicuous legend on its face referring to the restrictions on ownership and transfer under the Pairing Agreement. The Pairing Agreement provides that each of the Corporation and the Operating Company may issue shares of capital stock of any class or series (other than Corporation Common Stock and Operating Company Common Stock), irrespective of whether such shares are convertible into shares of Corporation Common Stock and Operating Company Common Stock, without making provision for the simultaneous issuance or transfer to the same person of the same number of shares of that same class or series of capital stock of the other company and for the pairing of such shares.

    In addition, pursuant to the Pairing Agreement, neither the Corporation nor the Operating Company may declare a stock dividend consisting in whole or in part of Corporation Common Stock or Operating Company Common Stock, issue any rights or warrants to purchase any shares of Corporation Common Stock or Operating Company Common Stock or subdivide, combine or otherwise reclassify the shares of Corporation Common Stock or Operating Company Common Stock unless the other company simultaneously takes the same or equivalent action.

    Pursuant to the Pairing Agreement, as desired from time to time, but no less than once each calendar year, the Corporation and the Operating Company are required to jointly arrange for the determination of the fair market value of the Operating Company Common Stock outstanding on such valuation date. Such valuation may be used from time to time by the Corporation and the Operating Company to change the allocation between the companies of the net proceeds from any issuance of paired equity. The Pairing Agreement may be terminated by the Board of Directors of either the Corporation or the Operating Company upon 30 days written notice to the other company that such termination has been approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the company seeking to terminate the agreement. In the event the Pairing Agreement is terminated, the Corporation and the Operating Company have agreed to cooperate to effect a separation of the paired shares of both companies so as to permit the separate issuance and transfer thereof.

THE COOPERATION AGREEMENT

    Although a paired share structure may result in stockholders of the paired companies realizing certain economic benefits not realizable by stockholders of companies not having a paired share structure, each paired company is a separate corporate entity with a separate Board of Directors and different management teams. Accordingly, the interests of the Board of Directors and management of the paired companies may conflict and such conflicts may possibly rise to disputes between the companies. Prior to the Cal Jockey Merger, Cal Jockey and Bay Meadows experienced certain disagreements and disputes, some of which resulted in litigation between the companies. The Corporation and the Operating Company believe that these disagreements and disputes compromised the ability of Cal Jockey and Bay Meadows to operate the companies in a manner designed to maximize the potential economic benefits that could be realized for stockholders of the paired companies. The Corporation and the Operating Company believe that to increase the likelihood that the stockholders of the two Companies may fully realize the economic benefits of the paired share structure, it is in the best interests of the Companies and their respective stockholders that the risk of potential conflicts between the two Companies be minimized. Accordingly, the Corporation and the Operating Company have entered into the Cooperation Agreement.

    Under the terms of the Cooperation Agreement, the Corporation and Operating Company are obligated to cooperate to the fullest extent possible in the conduct of their respective operations and to take all necessary action to preserve the paired share structure and to maximize the economic and tax advantages associated therewith. One of the primary objectives of the Cooperation Agreement is to set forth the understanding of the Companies that the Corporation shall have the sole right and power to authorize, effect and control issuances of paired equity (including securities convertible into paired equity) of the two companies. The Cooperation Agreement provides for a number of corporate governance mechanisms designed to accomplish this objective and the other objectives set forth therein. These mechanisms include (i) the establishment of a cooperation committee that normally considers and proposes the agenda listing the matters to be considered at any joint meeting of the Corporation Board and the Operating Company Board,
(ii) the establishment of corporate matters categories and procedures for the consideration and reconsideration of matters brought before the Corporation Board and the Operating Company Board, (iii) the establishment of a hotel acquisitions committee that is to analyze, evaluate and consider potential acquisitions by the Companies of hotel properties and related assets, (iv) provisions that govern the sole authority of the Corporation to authorize, effect and control issuances of paired equity (including securities convertible into paired equity) of the two companies, and (v) the establishment of an unpaired equity committee that will have the sole authority to authorize and approve issuances of unpaired equity by the Operating Company. Unless earlier terminated at any time by the mutual consent of the Corporation and the Operating Company, the Cooperation Agreement will terminate on the date that is 12 months after the date on which the Pairing Agreement is no longer in effect. In the event of any termination of the Cooperation Agreement, neither the Corporation nor the Operating Company (or any of its directors, officers, employees or agents) will have any liability or further obligation to any other party under the Cooperation Agreement.

TRANSFER AGENT

    The transfer agent and registrar for the Paired Common Stock is American Stock Transfer & Trust Company of New York, New York.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

    For the Corporation to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). In addition, the Corporation must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Corporation's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by Realty Partnership and its subsidiary partnerships from the Lessees will not qualify as rents from real property if the Corporation owns, actually or constructively, 10% or more of the ownership interests in any Lessee within the meaning of Section 856(d)(2)(B) of the Code, the result of which would be the loss of REIT status for the Corporation. See "Certain Federal Income Tax Considerations--REIT Qualification."

    In order to protect the Corporation against the risk of losing its status as a REIT and to otherwise protect the Corporation from the consequences of a concentration of ownership among its stockholders, the Charters provide, subject to certain exceptions, that no single person (which includes a "group" of persons) (other than an entity that is either a trust as described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code or a person that is registered under the Investment Company Act of 1940 (a "Look-Through Entity")) may Beneficially Own or Constructively Own (as those terms are defined below) in excess of 8.0% of the outstanding shares of any class or series of Equity Stock of the Corporation or the Operating Company (the "Ownership Limit"), unless the Ownership Limit is waived by the Board of Directors of the relevant company in accordance with the Charters. Any transfer of Equity Stock of the Corporation or the Operating Company that would (i) result in any person or entity owning, directly or indirectly, shares of Equity Stock of the Corporation or the Operating Company in excess of the Ownership Limit, unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Charters, (ii) result in the capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (iii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iv) cause the Corporation to own, actually or constructively,

10% or more of the ownership interests in a tenant of the real property of the Corporation or a subsidiary of the Corporation within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio, and the intended transferee will acquire no right or interest in such shares of Equity Stock. For purposes of the Charters, "Beneficial Ownership" means, with respect to any individual or entity, ownership of shares of Equity Stock equal to the sum of (i) the shares of Equity Stock directly or indirectly owned by such individual or entity, (ii) the number of shares of Equity Stock treated as owned directly or indirectly by such individual or entity through the application of the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock which such individual or entity is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act. The Charters provide that pension plans described in Section 401(a) of the Code and mutual funds registered under the Investment Company Act of 1940 are treated as Look-Through Entities that are subject to a 9.8% "Look-Through Ownership Limit." Pension plans and mutual funds are among the entities that are not treated as holders of stock under the "five or fewer" requirement and the beneficial owners of such entities will be counted as holders for this purpose. For purposes of computing the percentage of shares of any class or series of Equity Stock of the Corporation or the Operating Company Beneficially Owned by any person or entity, any shares of Equity Stock of the Corporation or the Operating Company which are deemed to be Beneficially Owned by such person or entity pursuant to Rule 13d-3 of the Exchange Act but which are not outstanding shall be deemed to be outstanding. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings. Also for purposes of the Charters, "Constructive Ownership" means ownership of shares of Equity Stock by an individual or entity who is or would be treated as a direct or indirect owner of such shares of Equity Stock through the application of
Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

    Upon the occurrence of a purported transfer of shares that would result in a violation of any of the foregoing transfer restrictions, that number of shares that violate the transfer restrictions shall be automatically converted into an equal number of shares of Excess Stock and transferred to a Trust for the benefit of the Beneficiary, effective on the Trading Day (as defined below) prior to the date of the purported transfer of such shares, and the record holder of the shares of Equity Stock that are converted into shares of Excess Stock (a "Prohibited Owner") shall submit such number of shares of Equity Stock to the Corporation or the Operating Company, as the case may be, for registration in the name of the Trustee. In the case of Equity Stock that is paired, upon the conversion of a share of Equity Stock into a share of Excess Stock, the corresponding paired share of that same class or series of Equity Stock of the other company shall simultaneously be converted into a share of Excess Stock; such shares of Excess Stock shall be paired and shall be simultaneously transferred to a Trust. Upon the occurrence of such a conversion of shares of any class or series of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be automatically retired and canceled, without any action required by the Board of Directors of either of the Corporation or the Operating Company, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of Equity Stock from which such Excess Stock was converted and may be reissued as that particular class or series of Equity Stock.

    Shares of Equity Stock that are converted into shares of Excess Stock and transferred to a Trust shall be held in trust for the exclusive benefit of the Beneficiary. Shares of Excess Stock will remain issued and outstanding shares of stock. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the Corporation Board or the Operating Company Board, as the case may be, as shares of the class or series of Equity Stock from which such Excess Stock was converted. The Trustee, as record holder of the shares of Excess Stock, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such shares of Excess Stock shall repay to the Trust the amount of any dividends or distributions received by it (i) that are attributable to any shares of Equity Stock that have been converted into shares of Excess Stock and
(ii) the record date of which was on or after the date that such shares were converted into shares of Excess Stock. The Corporation and the Operating Company shall take all measures that they determine reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock beneficially owned or constructively owned by the person who, but for the restrictions on transfer, would constructively own or beneficially own the shares of Excess Stock and, as soon as reasonably practicable following receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

    In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the assets of, the Corporation or the Operating Company, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series from which the Equity Stock was converted, that portion of the assets of the Corporation or the Operating Company, as the case may be, that is available for distribution to the holders of such class or series of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, in the case of a purported transfer in which the Prohibited Owner gave value for shares of Equity Stock and which transfer resulted in the conversion of the shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock (which, in the case of Equity Stock that is paired, shall equal the price paid per share multiplied by the most recent Valuation Percentage (as defined below)) and, in the case of a non-transfer event or transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which non-transfer event or transfer, as the case may be, resulted in the conversion of the shares into shares of Excess Stock, the price per share equal to the Market Price (as defined below) on the date of such non-transfer event or transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

    Each share of Excess Stock shall entitle the holder to the number of votes the holder would have, if such share of Excess Stock was a share of Equity Stock of the same class or series from which such Excess Stock was converted, on all matters submitted to a vote at any meeting of stockholders. The holders of shares of Excess Stock converted from the same class or series of Equity Stock shall vote together with the holders of such Equity Stock as a single class on all such matters. The Trustee, as record holder of the shares of Excess Stock, shall be entitled to vote all shares of Excess Stock. Any vote taken by a Prohibited Owner prior to the discovery by the Corporation or the Operating Company, as the case may be, that the shares of Equity Stock were exchanged for shares of Excess Stock will be rescinded as void ab initio.

    The Trustee shall have the exclusive and absolute right to designate one or more Permitted Transferees of any and all shares of Excess Stock of the Corporation or the Operating Company or both, in the case of Excess Stock that is paired, to exercise its or their option with respect to such shares as described below; provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the shares of Excess Stock (which, in the case of Excess Stock that is paired, shall equal the price paid per share multiplied by the most recent Valuation Percentage) and (ii) the Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the aforementioned transfer restrictions and without such acquisition resulting in the exchange of such shares of Equity Stock so acquired for shares of Excess Stock and the transfer of such shares of Excess Stock to a Trust. Upon the designation by the Trustee of a Permitted Transferee, the Trustee shall cause to be transferred to the Permitted Transferee that number of shares of Excess Stock of the Corporation or the Operating Company, as the case may be, acquired by the Permitted Transferee. Upon such transfer of the shares of Excess Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series from which such Excess Stock was converted. In the case of Equity Stock that is paired, upon the conversion of a share of Excess Stock into a share of Equity Stock of the same class or series from which such Excess Stock was converted, the corresponding paired share of Excess Stock of the other company shall simultaneously be converted into a share of Equity Stock of the same class or series from which such Excess Stock was converted and such shares of Equity Stock shall be paired. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action required by the Corporation Board or the Operating Company Board, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued as such. The Trustee shall (i) cause to be recorded on the stock transfer books of the Corporation or the Operating Company or both, in the case of Excess Stock that is paired, that the Permitted Transferee is the holder of record of such number of shares of Equity Stock and (ii) distribute to the Beneficiary any and all amounts held with respect to the shares of Excess Stock after making payment to the Prohibited Owner. If the transfer of shares of Excess Stock to a purported Permitted Transferee shall violate any of the aforementioned transfer restrictions including, without limitation, the Ownership Limit or the Look-Through Ownership Limit, as the case may be, such transfer shall be void ab initio as to that number of shares of Excess Stock that causes the violation of any such restriction when such shares are converted into shares of Equity Stock and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock. Such shares of Equity Stock shall be automatically re-converted into Excess Stock and transferred to the Trust from which they were originally sold. Such conversion and transfer to the Trust shall be effective as of the close of trading on the Trading Day prior to the date of the transfer to the purported Permitted Transferee and the provisions of the Charters regarding compensation to a Prohibited Owner shall apply to such shares with respect to any future transfer of such shares by the Trust.

    A Prohibited Owner shall be entitled to receive from the Trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i)
(a) in the case of a purported transfer in which the Prohibited Owner gave value for shares of Equity Stock and which transfer resulted in the conversion of such shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock (which, in the case of Excess Stock that is paired, shall be determined based on the Valuation Percentage) and (b) in the case of a non-transfer event or transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which non-transfer event or transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the price per share equal to the Market Price on the date of such non-transfer event or transfer and (ii) the price per share (which, in the case of Excess Stock that is paired, shall be determined based on the Valuation Percentage) received by the Trustee from the sale or other disposition of such shares of Excess Stock. Any amounts received by the Trustee in respect of such shares of Excess Stock and in excess of such amounts to be paid the Prohibited Owner shall be distributed to the Beneficiary.

    Shares of Excess Stock shall be deemed to have been offered for sale by a Trust to the Corporation or the Operating Company or both, in the case of Excess Stock that is paired, or a designee of such company or companies, at a price per share equal to the lesser of (i) the price per share (which, in the case of Excess Stock that is paired, shall be determined based on the Valuation Percentage) in the transaction that created such shares of Excess Stock (or, in the case of devise, gift or non-transfer event, the Market Price at the time of such devise, gift or non-transfer event) or (ii) the Market Price on the date either company or both companies, in the case of Excess Stock that is paired, accept such offer. Either company or both companies, in the case of Excess Stock that is paired, shall have the right to accept such offer for a period of 90 days following the later of (a) the date of the non-transfer event or purported transfer which results in such shares of Excess Stock or (b) the date on which either company or both companies, in the case of Excess Stock that is paired, determine in good faith that a transfer or non-transfer event resulting in shares of Excess Stock has previously occurred, if either company or both companies, in the case of Excess Stock that is paired, do not receive a notice of such transfer or non-transfer event. In the case of Excess Stock that is paired, neither the Corporation nor the Operating Company shall accept such an offer with respect to its shares of Excess Stock without the agreement of the other company to accept such offer with respect to the corresponding shares of its Excess Stock.

    "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the shares of Equity Stock are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock. In the case of Equity Stock that is paired, "Market Price" shall mean the "Market Price" for a share of Paired Common Stock multiplied by a fraction (expressed as a percentage) determined by dividing the value for such Equity Stock most recently determined under the Pairing Agreement over the value of a share of Paired Common Stock most recently determined under the Pairing Agreement (the "Valuation Percentage"). "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

    Any person or entity that acquires or attempts to acquire shares of Equity Stock in violation of the aforementioned transfer restrictions, or any person or entity that owned shares of Equity Stock that were transferred to a Trust, shall immediately give written notice to the Corporation or the Operating Company or both, in the case of Equity Stock that is paired, of such event and shall provide such other information as the appropriate company or both companies, as the case may be, may request to determine the effect, if any, of such violation on the Corporation's status as a REIT.

    Each person or entity that is an owner, actually or constructively, of shares of Equity Stock and each person or entity that (including the stockholder of record) is holding shares of Equity Stock for such an owner shall provide to the Corporation or the Operating Company or both, in the case of Equity Stock that is paired, a written statement or affidavit stating such information as the appropriate company or both companies, as the case may be, may request to determine the Corporation status as a REIT and to ensure compliance with the Ownership Limit or the Look-Through Ownership Limit, as the case may be. In addition, every person or entity that owns of record, actually or constructively, more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Stock of the Corporation or the Operating Company shall, within 30 days after January 1 of each year, provide to the Corporation or the Operating Company or both , in the case of Equity Stock that is paired, a written statement or affidavit stating the name and address of such owner, the number of shares of Equity Stock owned, actually or constructively, and a description of how such shares are held.

    All certificates representing shares of Equity Stock shall bear a legend referring to the aforementioned transfer restrictions. The transfer restrictions will continue to apply until the Corporation Board determines that it is no longer in the best interests of the Corporation to attempt to qualify, or to continue to qualify, as a REIT.

    The restrictions on transfer contained in the Charters could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Equity Stock might receive a premium from their shares of Equity Stock over the then prevailing Market Price or which such holders might believe to be otherwise in their best interest.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general summary of certain provisions that currently govern United States federal income tax treatment of the Corporation and its U.S. Stockholders (as defined below in "--Federal Income Taxation of Holders of Paired Shares--Taxation of Taxable U.S. Stockholders") as well as certain other tax considerations for U.S. holders of Paired Common Stock (also referred to herein as "Paired Shares"). The following discussion is based upon current provisions of the Code, existing temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. See "Risk Factors--Real Estate Investment Trust Tax Risks-- Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure" for a discussion of recent legislation affecting the Companies' ability to utilize their paired share structure and qualify as a REIT. No attempt has been made to comment on all United States federal income tax consequences that may be relevant to stockholders of the Companies. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder of the Companies. References to the "Corporation" in this section regarding certain federal income tax considerations include only Patriot American Hospitality, Inc. and references herein to the "Operating Company" include only Wyndham International, Inc. unless in either case the context otherwise requires.

    THE FOLLOWING DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF SHARES OF CORPORATION COMMON STOCK OR OPERATING COMPANY COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, NON-U.S. STOCKHOLDERS AND HOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. STOCKHOLDERS OF THE COMPANIES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THEIR SPECIFIC TAX CONSEQUENCES, INCLUDING ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES.

REIT QUALIFICATION

    GENERAL

    If certain detailed conditions imposed by the provisions of the Code are met, entities such as the Corporation that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations generally are not taxed at the corporate level on their "real estate investment trust taxable income" or net capital gain that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" on earnings (i.e., at both the corporate and stockholder levels) that ordinarily results from the use of corporations.

    We have operated the Corporation in a manner intended to allow it to qualify as a REIT. We intend to operate the Corporation in the future in a manner so that it will continue to qualify as a REIT. If the Corporation fails to qualify as a REIT in any taxable year, the Corporation will be subject to federal income taxation as if it were a domestic corporation, and the Corporation's stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Corporation could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated. Unless entitled to relief under certain Code provisions, and subject to the discussion below regarding Section 269B(a)(3) of the Code, the Corporation also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification was lost. Failure of the Corporation's predecessor, Patriot, to have qualified as a REIT also could cause the Corporation to be disqualified as a REIT and/or subject the Corporation to significant tax liabilities.

    Goodwin, Procter & Hoar LLP, special tax counsel to the Corporation, has previously rendered an opinion to the Corporation to the effect that commencing with the taxable year ending December 31, 1983 to the date of such opinion, the Corporation has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that as of the date of such opinion the Corporation's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon certain representations made by us on or about the date of such opinion as to factual matters, including representations regarding the nature of our properties and the future conduct of our business. Any inaccuracy in such assumptions and representations (including as a result of our activities subsequent to the date of the opinion) could adversely affect this opinion. Qualification and taxation as a REIT depends upon the Corporation's having met and continuing to meet, through actual annual operating results, the distribution levels, stock ownership, and other various qualification tests imposed under the Code. Goodwin, Procter & Hoar LLP has not reviewed and will not review our compliance with those tests. Moreover, testing the Corporation's compliance with the REIT qualification requirements involves the application of highly technical and complex Code provisions, including the recently enacted paired share legislation, for which there are only limited, if any, judicial or administrative interpretations. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to a corporation with which its stock is paired. See "Risk Factors--Real Estate Investment Trust Tax Risks." In addition, some of these Code provisions, such as the provisions regarding the characterization of the Corporation's property as other than "dealer property," and the characterization of loans by the Corporation as debt for tax purposes, require factual determinations not susceptible to legal opinion. The Code provisions requiring the distribution of earnings and profits as determined for federal income tax purposes (the "E&P") inherited from C corporations depends on our accurate calculation of such amounts, which calculations could be challenged by the IRS. The opinion of Goodwin, Procter & Hoar LLP necessarily relies on representations from us and assumptions as to these factual determinations. Finally, qualification as a REIT also depends on the determination of various factual matters and circumstances not entirely within our control. Accordingly, no assurance can be given that the Corporation will satisfy the REIT qualification tests on a continuing basis.

    PAIRED SHARES; TAX LEGISLATION

    Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B(a)(3) applied to the Corporation and the Operating Company, then the Corporation would not be eligible to be taxed as a REIT. Section 269B(a)(3) does not apply, however, if the shares of the REIT and the non-REIT were paired on June 30, 1983 and the REIT was taxable as a REIT on June 30, 1983. As a result of this grandfathering rule, Section 269B(a)(3) does not apply to the Corporation. There are, however, no judicial or administrative authorities interpreting this grandfathering rule in the context of a merger into a grandfathered REIT or otherwise, and this interpretation, as well as the opinion of Goodwin, Procter & Hoar LLP regarding the Corporation's qualification as a REIT, is based solely on the literal language of the statute. Moreover, if for any reason the Corporation failed to qualify as a REIT in 1983, the benefit of the grandfathering rule would not be available to the Corporation, and the Corporation would not qualify as a REIT for any taxable year.

    Our ability to utilize the paired structure is limited as a result of the Reform Act, which was signed into law on July 22, 1998. The Reform Act includes a freeze on the grandfathered status of paired share REITs such as the Corporation and generally requires us to modify our method of operations with respect to newly acquired assets. We recently announced that we have elected to maintain our paired-share structure despite the anti-pairing rules contained in the Reform Act. Therefore, we will continue to be subject to the constraints of the new legislation, which will limit our ability to acquire new assets or make substantial improvements to our existing properties. See "Risk Factors--Real Estate Investment Trust Tax Risks--Exemption from Anti-Pairing Rules; --Recent Legislation Limits Use of Paired Share Structure."

    POTENTIAL REALLOCATION OF INCOME

    Due to the paired share structure, the Companies are controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. See "Risk Factors--Real Estate Investment Trust Tax Risks--Real Estate Investment Trust Tax Risks-- Potential Reallocation of Income." In addition, any challenge to the pricing of intercompany transactions could raise issues under recent legislation affecting paired share companies and therefore could affect the Corporation's ability to qualify as a REIT. See "Risk Factors--Real Estate Investment Trust Tax Risks-- Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure."

    BUILT-IN GAIN TAX

    Under certain circumstances, if the Corporation recognizes gain on the disposition of an asset acquired from a C corporation (including the assets acquired from Wyndham or Interstate) during the ten-year period beginning on the date of the acquisition, then to the extent of the asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition over its then tax basis), the Corporation will be subject to tax on such gain at the highest regular corporate rate applicable, pursuant to Treasury Regulations not yet promulgated. The Corporation would be required to distribute 95% of the excess of the amount of recognized built-in gain over the amount of tax paid in order to maintain the Corporation's qualification as a REIT. The foregoing assumes that the Corporation makes an election pursuant to IRS Notice 88-19 with respect to the acquisition. If the election is not made, the aggregate amount of built-in gain with respect to each of the two mergers would be subject to tax in the year of acquisition. We have made and will generally make the election pursuant to the IRS Notice 88-19 if such election is available.

    CLASSIFICATION OF THE REALTY PARTNERSHIP AS A PUBLICLY TRADED PARTNERSHIP

    Section 7704 of the Code treats certain "publicly traded partnerships" as corporations. If the Realty Partnership were taxed as a corporation under these rules, the Corporation would be disqualified as a REIT. A partnership is a publicly traded partnership if interests in such partnership are either traded on an established securities market or are "readily tradable on a secondary market (or the substantial equivalent thereof)." The Realty Partnership relies on restrictions on transfers and redemptions of limited partner interests in order to avoid being taxed as a corporation under Section 7704 of the Code. The Operating Partnership relies on similar restrictions to avoid taxation as a corporation. There can be no assurance that efforts to avoid taxation as a corporation under these provisions have been or will be successful.

EFFECTS OF COMPLIANCE WITH REIT REQUIREMENTS

    INCOME TESTS

    In general, in order to qualify as a REIT, the Corporation must derive at least 95% of its gross income from real estate sources and certain passive investments, and the Corporation must derive at least 75% of its gross income from real estate sources. Operating income derived from hotels or a racetrack does not constitute qualifying income under the REIT requirements. Accordingly, the Corporation generally leases its hotels to lessees (including the Operating Company). Similarly, the Corporation has subleased the land underlying the Racecourse and leased the related improvements to the Operating Company. Rent derived from such leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. Among other requirements, a lease may not have the effect of giving the Corporation a share of the net income of the lessee, and the amount of personal property leased under the lease must not exceed a defined low level. In addition, all leases must also qualify as "true" leases for federal income tax purposes (as opposed to service contracts, joint ventures or other types of arrangements). There are, however, no controlling Treasury Regulations, published rulings, or judicial decisions that discuss whether the Corporation's leases constitute "true" leases. Therefore, there can be no complete assurance that the IRS will not successfully assert a contrary position. The Corporation (excluding certain corporate subsidiaries) also may not provide services, other than customary services and de minimis non-customary services, to the lessees or their subtenants.

    Payments under a lease will not constitute qualifying income for purposes of the REIT requirements if the Corporation owns, directly or indirectly, 10% or more of the ownership interests in the relevant lessee. Constructive ownership rules apply, such that, for instance, the Corporation is deemed to own the assets of stockholders who own 10% or more in value of the stock of the Corporation. The Charters are therefore designed to prevent a stockholder of the Corporation from owning Corporation stock or Operating Company stock that would cause the Corporation to own, actually or constructively, 10% or more of the ownership interests in a lessee (including the Operating Company and the Operating Partnership). Thus, the Corporation should never own, actually or constructively, 10% or more of a lessee. However, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Paired Shares, and because the charter provisions referred to above may not be effective, no absolute assurance can be given that such transfers, or other events of which the Corporation has no knowledge, will not cause the Corporation to own constructively 10% or more of one or more lessees at some future date.

    The Corporation will from time to time engage in activities that generate nonqualifying income. The Corporation's foreign investments could generate foreign currency gains which also would not constitute qualifying income. In addition, real estate assets acquired after March 26, 1998, that are not grandfathered under the recently enacted paired share legislation generally would generate nonqualifying income. The Corporation may reduce the amount of nonqualifying income by holding such assets through corporate subsidiaries subject to income tax. See "Risk Factors--Real Estate Investment Trust Tax Risks--Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure." However, if the Operating Company also holds an interest in any such taxable subsidiary, then the Corporation might be required to take into account as nonqualifying income any revenues attributable to the Operating Company's interest in such subsidiary. Under the paired share legislation, nonqualifying income also generally includes interest income received with respect to intercompany mortgage loans (including loans made to the Operating Company or taxable subsidiaries), unless the rate of interest does not exceed an arm's-length rate or certain grandfathering rules apply. We intend to monitor and manage our activities and investments so that the amount of nonqualifying income does not exceed applicable limits. There can be no assurance, however, that our efforts will be successful.

    ASSET TESTS

    The REIT requirements limit the value of the non-real estate assets held by the Corporation. The asset tests also prevent the Corporation from holding 10% or more of the voting securities of a corporate issuer. Because of the constraints imposed by recently enacted legislation, the Corporation might use taxable corporate subsidiaries to hold newly acquired real estate assets. See "Risk Factors--Real Estate Investment Trust Tax Risks--Exemption from Anti-Paring Rules; Recent Legislation Limits Use of Paired Share Structure." The stock and unsecured debt securities of any such subsidiary will be treated as a non-real estate asset for REIT asset test purposes. However, we may reduce the value of the stock of such subsidiaries through the use of mortgage loans made by the Corporation to the subsidiary. In addition, because the Corporation, as a REIT, may not hold 10% or more of the voting securities of a corporate issuer, voting control of such subsidiaries will generally be held by the Operating Company or by individual officers and/or directors of the Companies.

    The asset tests must be satisfied at the close of each quarter (or, to the extent not satisfied at the close of the quarter, within the 30-day period following the close of the quarter). Although the Corporation holds and will continue to hold substantial non real estate assets, and also holds or will hold at times voting securities in excess of the 10% limit, we intend to monitor the Corporation's assets so that it does not hold assets in violation of the applicable limits on the relevant testing dates (or the expiration of applicable cure periods). There can be no assurance, however, that the IRS will not challenge the Corporation's compliance with these tests. If the Corporation holds assets in violation of applicable limits, it would be disqualified as a REIT.

    OTHER RESTRICTIONS

    In addition to the considerations discussed above, the REIT requirements impose a number of other restrictions on the operations of the Corporation. For example, net income from sales of property sold to customers in the ordinary course of business (other than inventory acquired by reason of certain foreclosures) is subject to a 100% tax unless eligible for a certain safe harbor. Minimum distribution requirements also generally require the Corporation to distribute each year at least 95% of its taxable income for the year (excluding any net capital gain). See "Risk Factors--Real Estate Investment Trust Tax Risks--Adverse Effects of REIT Minimum Distribution Requirements."

TAXATION OF THE OPERATING COMPANY; CORPORATE SUBSIDIARIES

    As C corporations under the Code, the Operating Company and its corporate subsidiaries are subject to United States federal income tax on their taxable income at corporate rates. Certain corporate subsidiaries of the Corporation and the Realty Partnership also are subject to federal income tax. The Companies might increase the use of taxable subsidiaries in order to make acquisitions of real estate assets that would otherwise be subject to the recently enacted anti-pairing rules. See "Risk Factors--Real Estate Investment Trust Tax Risks--Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure."

STATE AND LOCAL TAXATION

    The Companies and their stockholders or partners may be subject to state and local taxes in various jurisdictions, including those in which it or they transact business, own property or reside. The state and local tax treatment of such entities or persons may not conform to the federal income tax consequences discussed above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws on the ownership of Paired Shares.

FEDERAL INCOME TAXATION OF HOLDERS OF PAIRED SHARES

    SEPARATE TAXATION

    Notwithstanding that Paired Shares may only be transferred as a unit, holders of Paired Shares will be treated for United States federal income tax purposes as holding equal numbers of shares of Corporation Common Stock and of Operating Company Common Stock. The tax treatment of distributions to stockholders and of any gain or loss upon sale or other disposition of the Paired Shares (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of Corporation Common Stock and each share of Operating Company Common Stock contained within each Paired Share. The tax basis and holding period for each share of Corporation Common Stock and each share of Operating Company Common Stock also must be determined separately. Upon a taxable sale of a Paired Share, the amount realized should be allocated between the Corporation Common Stock and the Operating Company Common Stock based on their then-relative values.

    TAXATION OF TAXABLE U.S. STOCKHOLDERS

    As used herein, the term "U.S. Stockholder" means a holder of Paired Shares that for United States federal income tax purposes (A) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (B) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

    As long as the Corporation qualifies as a REIT, distributions made to the Corporation's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions on Corporation Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Corporation will be allocated first to the Corporation's outstanding preferred stock (if any) and then allocated to the Corporation's Common Stock. Subject to the discussion below regarding changes to the capital gain rates, distributions that are designated as capital gain dividends will be taxed as capital gains (to the extent they do not exceed the Corporation's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her Corporation Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Corporation Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Corporation Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Corporation Common Stock has been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any distribution declared by the Corporation in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Corporation and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Corporation during January of the following calendar year.

    Distributions from the Operating Company up to the amount of the Operating Company's current or accumulated earnings and profits (less any earnings and profits allocable to distributions on any preferred stock of the Operating Company) will be taken into account by U.S. Stockholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations (subject to certain limitations). Distributions in excess of the Operating Company's current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Operating Company Common Stock, but rather will reduce the adjusted basis of such Operating Company Common Stock. To the extent that such distributions exceed the adjusted basis of a stockholder's Operating Company Common Stock they will be included in income as long-term capital gain (or short-term capital gain if the Operating Company Common Stock has been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder.

    The Corporation may retain and pay income tax on its net long-term capital gains recognized during the taxable year. If the Corporation so elects for a taxable year, its stockholders would include in income as capital gain their proportionate share of such portion of the Corporation's net capital gains as the Corporation may designate. Such retained capital gains may be further designated by the Corporation as 20% rate gain, unrecaptured Section 1250 gain, or 28% rate gain, as discussed below. Stockholders must account for their share of such retained capital gains in accordance with such further designation; if no such further designation is made, the retained capital gains are treated as 28% rate gain. A stockholder would be deemed to have paid its share of the tax paid by the Corporation, which would be credited or refunded to the stockholder. The stockholder's basis in its shares of Corporation Common Stock would be increased by the amount of undistributed capital gains (less the capital gains tax paid by the Corporation) included in the stockholder's capital gains.

    Taxable distributions from the Corporation or the Operating Company and gain or loss from the disposition of shares of Corporation Common Stock and Operating Company Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Corporation or the Operating Company generally will be treated as investment income for purposes of the investment interest deduction limitations. Capital gain dividends, capital gains (other than short-term capital gains) from the disposition of Paired Shares and actual or deemed distributions from either company treated as such, including capital gains (other than short-term capital gains) recognized on account of nontaxable distributions in excess of a stockholder's basis or any deemed capital gain distributions to a Corporation stockholder on account of retained capital gains of the Corporation, will be treated as investment income for purposes of the investment interest deduction limitations only if and to the extent the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates to the extent of the election. We will notify stockholders after the close of the Companies' taxable years as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and (in the case of the Corporation) capital gain. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Corporation or of the Operating Company.

    The Taxpayer Relief Act of 1997 (the "Relief Act") altered the taxation of capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. However, the Internal Revenue Service Restructuring Reform Act of 1998 eliminated the 18 month holding period requirement, effective for taxable years ending after December 31, 1997, and therefore the 20% long-term capital gains rates will generally apply to capital assets held more than one year. The Relief Act also provided for a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of capital assets by (or interests in) "pass-thru entities," which include REITs such as the Corporation. IRS Notice 97-64 sets forth guidance on certain of these issues pending the release of regulations and provides, among other things, that a REIT may designate a capital gains dividend as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution, or a 28% rate gain distribution. Absent any such designation, a capital gains dividend will be treated as a 28% rate gain distribution. In general, the Notice provides that a REIT must determine the maximum amounts which may be designated in each class of capital gain dividends as if the REIT were an individual whose ordinary income is subject to a marginal tax rate of at least 28%. Similar rules will apply in the case of designated retained capital gains (see above discussion). We will notify stockholders after the close of the Corporation's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain (and, with respect to capital gain dividends, the portions constituting 20% rate gain distributions, unrecaptured
Section 1250 gain distributions, and 28% rate gain distributions). We also will notify stockholders of the amounts of any designated retained capital gains (including the amounts thereof constituting 20% rate gain, unrecaptured Section 1250 gain, and 28% rate gain) and the Corporation's taxes with respect to any designated retained capital gains. Final regulations when issued may alter the rules of the temporary regulations. In addition, the IRS has not prescribed regulations regarding the application of the new rates to sale of interests in REITs such as the Corporation, and it remains unclear how the new rules will affect such sales (if at all). Finally, the Internal Revenue Service has not yet issued any guidance modifying the rule set forth in the Notice to take into account the recent elimination of the 18 month holding period required to be eligible for the preferential 20% capital gains rate. Investors are urged to consult their own tax advisors with respect to the rules contained in the Relief Act.

    TAXATION OF STOCKHOLDERS ON THE DISPOSITION OF PAIRED SHARES

    Subject to the discussion above regarding the Relief Act, in general, and assuming the taxpayer has the same holding period for the Corporation Common Stock and the Operating Company Common Stock that comprise his or her Paired Share, any gain or loss realized upon a taxable disposition of Paired Shares by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Paired Shares have been held for more than one year, and otherwise as short-term capital gain or loss. In addition, any loss upon a sale or exchange of Corporation Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Corporation or undistributed capital gains required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of Paired Shares may be disallowed if other Paired Shares are purchased within 30 days before or after the disposition.

    INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    The Corporation and the Operating Company will each report to their U.S. Stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Corporation and the Operating Company with his, her or its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Corporation may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Corporation.

    TAXATION OF TAX-EXEMPT STOCKHOLDERS

    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. They are, however, subject to taxation on their unrelated business taxable income ("UBTI"). Amounts distributed by the Corporation to Exempt Organizations generally should not constitute UBTI, nor should dividends paid by the Operating Company generally constitute UBTI. However, if an Exempt Organization finances its acquisition of Paired Shares with debt, a portion of its income from the Corporation and the Operating Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Corporation and the Operating Company as UBTI.

                              PLAN OF DISTRIBUTION


    This Prospectus relates to the offer and sale from time to time of up to an aggregate of 35,000,000 shares of Paired Common Stock by the Companies. Such shares represent the 10,050,000 shares of Paired Common Stock purchased by PWFS and Nations pursuant to the respective Purchase Agreements (the "Initial Shares") and up to an additional 24,950,000 shares of Paired Common Stock that may be issued pursuant to the respective price adjustment agreements with PWFS and Nations. See "The Companies--

Sales of Paired Common Stock with Purchase Price Adjustment Mechanisms--Nations Transaction" and "--PWFS Transaction." The Initial Shares and any additional shares which may be offered and sold from time to time by the Companies will constitute Securities under this Prospectus.

    The sale or distribution of all or any portion of the Securities may be effected from time to time by the Companies through PWFS or Nations or any of their broker-dealer affiliates, who may sell Securities through brokers or dealers or in a distribution by one or more additional underwriters on a firm commitment or best efforts basis, on the NYSE, in the over-the-counter market, on any other national securities exchange on which shares of the Paired Common Stock are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Except as described above, the Companies will not receive any proceeds from sales of Securities.

    The methods by which the Securities may be sold or distributed under the Nations Price Adjustment Mechanism include the following: (i) an underwritten fixed-price offering, (ii) a privately negotiated sale to one or more institutional investors, or (iii) a sale into the existing trading market for the Paired Common Stock at other than a fixed price, on or through the facilities of a national securities exchange or to or through a market-maker otherwise than on a securities exchange. The methods by which the Securities may be sold or distributed under the PaineWebber Price Adjustment Agreement include the following: (i) an underwritten fixed-price offering, (ii) a privately negotiated sale involving at least a block (as defined in Rule 10b-18 under the Exchange Act) of the Securities, (iii) a sale into the existing trading market of the Paired Common Stock at other than a fixed price, on or through the facilities of a national securities exchange or to or through a market-maker otherwise than on a securities exchange, and (iv) sales to any distribution reinvestment plan now or hereafter established by the Companies, or to any agent selling on behalf of such plan, for sale to participants in such plan.

    In effecting sales, brokers or dealers engaged by PWFS or Nations may arrange for other brokers or dealers to participate. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time. PWFS or Nations may from time to time deliver all or a portion of the Securities to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position.

    In connection with a sale of Paired Common Stock, the following information will, to the extent then required, be provided in the Prospectus Supplement relating to such sale or in a post-effective amendment to the registration statement of which this Prospectus is a part: the number of shares of Paired Common Stock to be sold, the purchase price, the public offering price, the method of distribution, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to the particular sale.

    PWFS and Nations and the broker-dealers participating in the distribution of the Securities are "underwriters" within the meaning of the Securities Act and any profit on the sale of the Securities by any of them, together with the returns to PWFS and Nations and the placement fees described above, will be regarded as underwriting commissions under the Securities Act. PWFS and Nations are entitled, under their respective Purchase Agreements, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    The Companies will pay all reasonable expenses in connection with the registration of the Securities. Except as described in "The Companies--Sales of Paired Common Stock with Price Adjustment Mechanisms," the applicable underwriter will be responsible for any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes) due to a third party with respect to any disposition, sale or transfer of the Securities, and legal, accounting and other expenses incurred by it.

    In connection with the sale or distribution of the Securities, the rules of the Commission permit any underwriter to engage in certain transactions that stabilize, maintain or otherwise affect the price of the

Paired Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Paired Common Stock.

    If any underwriter creates a short position in the Paired Common Stock in connection with the sale or distribution of the Securities--i.e., if the underwriter sells more shares of Paired Common Stock than are set forth on the cover page hereof, such underwriter may reduce that short position by purchasing shares of Paired Common Stock in the open market.

    Any managing underwriter(s) may also impose a penalty bid on certain underwriters and selling group members. This means that, if any managing underwriter purchases shares of Paired Common Stock in the open market to reduce any underwriter's short position, or to stabilize the price of the Paired Common Stock, such managing underwriter may reclaim the amount of the selling concession from any such underwriters and selling group members who sold those Securities.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    None of the Companies or any underwriter makes any representation or prediction as to the direction or magnitude of any effect that any of the transactions described above may have on the price of the Paired Common Stock. In addition, none of the Companies or any underwriter makes any representation that any underwriter will engage in any such transaction or that any such transaction, once commenced, will not be discontinued without notice.

    In order to comply with the securities laws of certain states, if applicable, the shares of Paired Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

                                 LEGAL MATTERS

    Certain legal matters, including the legality of the securities and federal income tax considerations, have been passed upon for the Corporation and the Operating Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, as corporate, securities and tax counsel.

                                    EXPERTS

    The (a) Combined Financial Statements of Patriot American Hospitality, Inc. (the "Corporation") and Wyndham International, Inc. (the "Operating Company"), as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and the period October 2, 1995 (inception of operations) through December 31, 1995, (b) the Consolidated Financial Statements of the Corporation as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and the period October 2, 1995 (inception of operations) through December 31, 1995 and the related financial statement schedules, and (c) the Consolidated Financial Statements of the Operating Company as of December 31, 1997 and for the six months ended December 31, 1997 appearing in the Joint Annual Report on Form 10-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. for fiscal year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The Financial Statements of NorthCoast Hotels, L.L.C. as of December 31, 1996 and the period April 2, 1996 (inception of operations) through December 31, 1996 appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated July 1, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of Resorts Limited Partnership as of and for the years ended December 31, 1996 and 1995, (b) the Financial Statements of CV Ranch Limited Partnership as of and for the years ended December 31, 1996 and 1995, and (c) the Financial Statements of Telluride

Resort and Spa Limited Partnership as of and for the years ended December 31, 1996 and 1995, appearing in Patriot's Current Report on Form 8-K, dated January 16, 1997, as amended (filed January 31, 1997, February 21, 1997, April 8, 1997, April 9, 1997, and May 19, 1997) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of GAH-II, L.P. as of December 31, 1996 and 1995 and for the years then ended, (b) the Financial Statements of G.B.H. Joint Venture (d/b/a Grand Bay Hotel) as of December 31, 1996 and 1995 and for the years then ended, (c) the Financial Statements of River House Associates (d/b/a Sheraton Gateway Hotel) as of December 31, 1996 and 1995 and for the years then ended, and (d) the Financial Statements of W-L Tampa, Ltd. (the Sheraton Grand Hotel) as of December 31, 1996 and 1995 and for the years then ended, appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated September 30, 1997, as amended (filed October 14, 1997 and October 28, 1997), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of WHG Resorts & Casinos Inc. as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997 and the related financial statement schedule, (b) the Financial Statements of Posadas de San Juan Associates as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997 and the related financial statement schedule, (c) the Financial Statements of WKA El Con Associates as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, and (d) the Financial Statements of El Conquistador Partnership L.P. as of March 31, 1997 and 1996, and for each of the three years in the period ended March 31, 1997, appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998 (filed April 22, 1998) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of SF Hotel Company, L.P. as of January 2, 1998 and January 3, 1997 and for the years then ended and (b) Combined Financial Statements of SC Suites Summerfield Partnerships as of January 2, 1998 and January 3, 1997 and for the years then ended, appearing in the Joint Current Report of Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated June 2, 1998, as amended (filed June 17, 1998 and August 6, 1998), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Each of the above referenced financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The Combined Financial Statements of Snavely Hotels as of December 31, 1996 and for the year then ended, the Combined Financial Statements of Minneapolis Hotels as of December 31, 1996 and for the year then ended, and the combined statement of Direct Revenue and Direct Operating Expenses for the Met Life Hotels for the year ended December 31, 1996, included in the Report on Form 8-K dated September 17, 1997, and the Financial Statements of SCP Inc. as of December 31, 1996 and for the year then ended, included in the Report on Form 8-K/A No. 1 dated September 30, 1997, the financial statements of Royal Palace Hotel Associates as of December 31, 1995 and 1996 and for the years then ended, included in the Joint Current Report on Form 8-K dated December 10, 1997, incorporated by reference in this Prospectus, and the consolidated financial statements of Interstate Hotels Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in the Report on Form 8-K dated December 10, 1997, the financial statements of Sheraton City Centre as of December 31, 1996 and for the year then ended and the Statement of Direct Revenues and Direct Operating Expenses for the Wyndham Emerald Plaza for the year ended December 31, 1996, included in the Current Report on Form 8-K dated January 5, 1998, and (a) the Consolidated Financial Statements Wyndham Hotel Corporation as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, and (b) the Consolidated Financial Statements of Interstate Hotels Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in Interstate's 1997 Annual Report on Form 10-K dated March 31, 1998, and the CHC Lease Partners financial statements as of December 31, 1996 and 1995 and for the year ended

December 31, 1996 and the period inception (October 2, 1995) through December 31, 1995, incorporated by reference in this Prospectus, by reference to the Current Report on Form 8-K dated July 1, 1997, and the CHC International, Inc. Hospitality Division financial statements as of November 30, 1997 and 1996 and for each of the years ended November 30, 1995, 1996 and 1997 included in the Current Report on Form 8-K dated April 20, 1998, which is incorporated by reference herein have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports thereon. Each of the above-referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

    The combined financial statements of the Partnerships of Acquired Hotels as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996, incorporated in this Prospectus by reference from the report on Form 8-K/A No. 1 dated September 30, 1997 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The Financial Statements of Historic Hotel Partners of Birmingham Limited Partnership as of December 31, 1994 and 1995 and for the years then ended, the Financial Statements of Historic Hotel Partners of Chicago, Limited Partnership as of December 31, 1996 and for the year then ended, and the Financial Statements of Historic Hotel Partners of Nashville, Limited Partnership as of December 31, 1996 and for the year then ended incorporated by reference in this Prospectus, have been audited by Pannell Kerr Forster PC, independent auditors, as set forth in their reports thereon. Each of the above-referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

    The Combined Financial Statements of the Crow Family Hotel Partnerships incorporated in this Prospectus by reference from the Report on Form 8-K/A No. 1 dated September 30, 1997 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

    The financial statements of Arcadian International Limited (formerly Arcadian International Plc) and subsidiary undertakings and Malmaison Limited and subsidiary undertakings, incorporated in this Prospectus by reference from the Report on Form 8-K/A No. 1 dated June 2, 1998 of Patriot American Hospitality, Inc. and Wyndham International, Inc. have been audited by Arthur Andersen, chartered accountants and registered auditors, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY SUCH OTHER INFORMATION OR REPRESENTATIONS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR IN ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENT. WE ARE NOT MAKING AN OFFER OF SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Available Information.....................................................    1

Incorporation of Certain Documents by Reference...........................    1

Risk Factors..............................................................    3

The Companies.............................................................   12

Use of Proceeds...........................................................   18

Description of Capital Stock..............................................   18

Restrictions on Transfers of Capital Stock................................   23

Certain Federal Income Tax Considerations.................................   28

Plan of Distribution......................................................   35

Legal Matters.............................................................   37

Experts...................................................................   37


                                PATRIOT AMERICAN
                               HOSPITALITY, INC.


                              35,000,000 SHARES OF
                                  COMMON STOCK


                                    WYNDHAM
                              INTERNATIONAL, INC.


                              35,000,000 SHARES OF
                                  COMMON STOCK


                                ---------------

                                   PROSPECTUS

                             ---------------------

                              _____________, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*


Registration fee..................................................  $  92,925
Printing fees and expenses........................................     15,000
Legal fees and expenses...........................................     50,000
Accounting fees and expenses......................................     30,000
Miscellaneous.....................................................     10,000
                                                                    ---------
Total.............................................................  $ 197,925
                                                                    ---------
                                                                    ---------


------------------------

*   Fees and expenses are estimated with the exception of the registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to Section 145 of the DGCL, each of the Corporation Charter and the Operating Company Charter includes a provision which eliminates any personal liability for a director to the Corporation or the Operating Company, as the case may be, and to the stockholders, for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or the Operating Company, as the case may be, or to the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) in connection with certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which such director derived an improper personal benefit. In addition, the Corporation Charter and the Operating Company Charter each provide that if the DGCL is amended to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation or the Operating Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

    Article VII of each of the Corporation Bylaws and the Operating Company Bylaws provides for indemnification by the Corporation or the Operating Company, as the case may be, of their respective officers, directors and the officers and directors of their respective subsidiaries to the fullest extent permitted by
Section 145 of the DGCL, as amended from time to time and the Corporation and the Operating Company may, by action of their respective Board of Directors, indemnify all other persons the Corporation or the Operating Company may indemnify under the DGCL.

ITEM 16. EXHIBITS.

   4.1(1)    Agreement (the "Pairing Agreement"), dated February 15, 1983 and as amended February 18, 1988, between Bay Meadows Operating Company and
               California Jockey Club (f/k/a Bay Meadows Realty Enterprises, Inc.), as
               amended (incorporated by reference to Exhibit 4.3 to California Jockey
               Club's and Bay Meadows Operating Company's Registration Statement on
               Form S-2, and to Exhibit 4.2 to California Jockey Club's and Bay Meadows
               Operating Company's Annual Report on Form 10-K for the year ended
               December 31, 1987 (Nos. 001-09319 and 001-09320).
   4.1(2)    Amendment No. 2 to the Pairing Agreement (incorporated by reference to
               Exhibit 4.2 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Registration Statement on Form S-4 (Nos. 333-39875
               and 333-39875-01)).

   4.1(3)    Amendment No. 3 to the Pairing Agreement (incorporated by reference on
               Exhibit 4.3 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Registration Statement on Form S-4 (Nos. 333-44203
               and 333-44203-01)).
   4.2       Cooperation Agreement, dated December 18, 1997, between Patriot American
               Hospitality, Inc. and Wyndham International, Inc. (incorporated by reference to Exhibit 4.4 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-44203 and 333-44203-01)).
  *5.1       Opinion of Goodwin, Procter & Hoar LLP as to legality of securities being offered.
 *23.1       Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1).
 *23.2       Consent of Ernst & Young LLP, Dallas, Texas.
 *23.3       Consent of Ernst & Young LLP, Seattle, Washington.
 *23.4       Consent of Ernst & Young LLP, Phoenix, Arizona.
 *23.5       Consent of Ernst & Young LLP, Miami, Florida.
 *23.6       Consent of Ernst & Young LLP, San Juan, Puerto Rico.
 *23.6A      Consent of Ernst & Young LLP, Wichita, Kansas.
 *23.7       Consent of PricewaterhouseCoopers LLP, Pittsburgh, Pennsylvania.
 *23.8       Consent of PricewaterhouseCoopers LLP, Dallas, Texas.
 *23.9       Consent of PricewaterhouseCoopers LLP, Phoenix, Arizona.
 *23.10      Consent of PricewaterhouseCoopers LLP, Tampa, Florida.
 *23.11      Consent of Pannell Kerr Forster PC, Alexandria, Virginia.
 *23.12      Consent of PricewaterhouseCoopers LLP, Miami, Florida.
 *23.13      Consent of Deloitte & Touche LLP, Houston, Texas.
 *23.14      Consent of Arthur Andersen LLP, Dallas, Texas.
 *23.15      Consent of Arthur Andersen, London, United Kingdom.
  24.1       Powers of Attorney (included on signature pages to the Registration
               Statement).
  99.1       Purchase Agreement, dated as of April 6, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc., PaineWebber
               Incorporated and PaineWebber Financial Products, Inc. (incorporated by reference to the same-numbered exhibit to Patriot American Hospitality,
               Inc.'s and Wyndham International, Inc.'s Registration Statement on Form
               S-3 (Nos. 333-58705 and 333-58705-01)).
  99.2       Purchase Price Adjustment Mechanism Agreement, dated as of April 6, 1998, by and among Patriot American Hospitality, Inc., Wyndham International,
               Inc., PaineWebber Incorporated and PaineWebber Financial Products, Inc.
               (incorporated by reference to Exhibit 10.3 to the Companies' Quarterly
               Report on Form 10-Q for the quarter ended June 30, 1998) (Nos. 001-09319 and 001-09320).
  99.3       Letter Agreement, dated July 30, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products, Inc. (incorporated by reference to the same-numbered exhibit to Patriot American Hospitality, Inc.'s and Wyndham International,
               Inc.'s Registration Statement on Form S-3 (Nos. 333-58705 and
               333-58705-01)).
  99.4       Letter Agreement, dated August 14, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products, Inc. (incorporated by reference to Exhibit 10.4 to the
               Companies' Quarterly Report on Form 10-Q for the quarter ended June 30,
               1998) (Nos. 001-09319 and 001-09320).

  99.5       Purchase Agreement, dated as of February 26, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc., and NMS
               Services, Inc. (incorporated by reference to Exhibit 10.5 to the
               Companies' Quarterly Report on Form 10-Q for the quarter ended June 30,
               1998) (Nos. 001-09319 and 001-09320).
  99.6       Purchase Price Adjustment Mechanism, dated as of February 26, 1998, by and among Patriot American Hospitality, Inc., Wyndham International, Inc.,
               and NMS Services, Inc. (incorporated by reference to Exhibit 10.6 to the
               Companies' Quarterly Report on Form 10-Q for the quarter ended June 30,
               1998) (Nos. 001-09319 and 001-09320).
  99.7       Amendment to Agreements, dated as of August 14, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc. and NationsBanc
               Mortgage Capital Corporation (incorporated by reference to Exhibit 10.7 to the Companies' Quarterly Report on Form 10-Q for the quarter ended
               June 30, 1998) (Nos. 001-09319 and 001-09320).
  99.8       Purchase Agreement, dated December 31, 1997, by and among Patriot American
               Hospitality, Inc., Patriot American Hospitality Operating Company, UBS
               Limited and Union Bank of Switzerland. (incorporated by reference to
               Exhibit 10.8 to the Companies' Quarterly Report on Form 10-Q for the
               quarter ended June 30, 1998) (Nos. 001-09319 and 001-09320).
  99.9       Forward Stock Contract, dated as of December 31, 1997, by and among
               Patriot American Hospitality, Inc., Patriot American Hospitality
               Operating Company, and Union Bank of Switzerland. (incorporated by reference to Exhibit 10.9 to the Companies' Quarterly Report on Form
               10-Q for the quarter ended June 30, 1998) (Nos. 001-09319 and
               001-09320).
  99.10      Letter Agreement, dated as of August 14, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc. and UBS AG,
               London Branch (incorporated by reference to Exhibit 10.10 to the
               Companies' Quarterly Report on Form 10-Q for the quarter ended June 30,
               1998) (Nos. 001-09319 and 001-09320).
  99.11      Letter Agreement, dated September 11, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and UBS AG, London Branch
               (incorporated by reference to the same-numbered exhibit to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s
               Registration Statement on Form S-3 (Nos. 333-58705 and 333-58705-01)).
  99.12      Letter, dated September 15, 1998, from PaineWebber Financial Products,
               Inc. to Patriot American Hospitality, Inc. and Wyndham International,
               Inc. (incorporated by reference to the same-numbered exhibit to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s
               Registration Statement on Form S-3 (Nos. 333-58705 and 333-58705-01)).
  99.13      Letter Agreement, dated September 30, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products, Inc.

------------------------

*   Filed herewith

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, October 8, 1998.


             PATRIOT AMERICAN HOSPITALITY, INC.                WYNDHAM INTERNATIONAL, INC.

  By:             /s/ PAUL A. NUSSBAUM                            /s/ JAMES D. CARREKER
        ----------------------------------------         ----------------------------------------
                    Paul A. Nussbaum                                James D. Carreker
            Chairman of the Board, and Chief                 Chairman of the Board and Chief
                   Executive Officer                                Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints Paul A. Nussbaum and John P. Bohlmann and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same and all exhibits thereto, and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


             NAME                           TITLE                    DATE
------------------------------  ------------------------------  ---------------

                                Chairman of the Board of
                                  Directors and Chief
     /s/ PAUL A. NUSSBAUM         Executive Officer, Patriot
------------------------------    American Hospitality, Inc.    October 8, 1998
       Paul A. Nussbaum           (Principal Executive
                                  Officer)

                                President, Chief Operating
              *                   Officer and Director,
------------------------------    Patriot American              October 8, 1998
     William W. Evans III         Hospitality, Inc.

                                Executive Vice President and
              *                   Treasurer, Patriot American
------------------------------    Hospitality, Inc. (Principal  October 8, 1998
      Lawrence S. Jones           Accounting Officer)

------------------------------  Director, Patriot American      October  , 1998
       John H. Daniels            Hospitality, Inc.

------------------------------  Director, Patriot American      October  , 1998
      John C. Deterding           Hospitality, Inc.

             NAME                           TITLE                    DATE
------------------------------  ------------------------------  ---------------

              *
------------------------------  Director, Patriot American      October 8, 1998
      Gregory R. Dillon           Hospitality, Inc.

------------------------------  Director, Patriot American      October  , 1998
       Arch K. Jacobson           Hospitality, Inc.

    /s/ JAMES D. CARREKER
------------------------------  Director, Patriot American      October 8, 1998
      James D. Carreker           Hospitality, Inc.

              *
------------------------------  Director, Patriot American      October 8, 1998
        Philip J. Ward            Hospitality, Inc.

              *
------------------------------  Director, Patriot American      October 8, 1998
        Harlan R. Crow            Hospitality, Inc.

              *
------------------------------  Director, Patriot American      October 8, 1998
         Milton Fine              Hospitality, Inc.

  --------------

  By:             /s/ PAUL A. NUSSBAUM
        ----------------------------------------
                    Attorney-in-fact

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints Paul A. Nussbaum and John P. Bohlmann and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same and all exhibits thereto, and any other documents in connection therewith with the Securities and Exchange commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board of
                                  Directors and Chief
    /s/ JAMES D. CARREKER         Executive Officer,
------------------------------    Wyndham International,      October 8, 1998
      James D. Carreker           Inc. (Principal
                                  Executive Officer)

     /s/ PAUL A. NUSSBAUM
------------------------------  Director, Wyndham             October 8, 1998
       Paul A. Nussbaum           International, Inc.

                                President, Chief Operating
                                  Officer and Director,
------------------------------    Wyndham International,      October  , 1998
        Karim Alibhai             Inc.

                                Executive Vice President
                                  and Treasurer, Wyndham
              *                   International, Inc.
------------------------------    (Principal Financial        October 8, 1998
      Lawrence S. Jones           Officer and Principal
                                  Accounting Officer)

------------------------------  Director, Wyndham             October  , 1998
       Arch K. Jacobson           International, Inc.

              *
------------------------------  Director, Wyndham             October 8, 1998
        Leonard Boxer             International, Inc.

              *
------------------------------  Director, Wyndham             October 8, 1998
  Burton C. Einspruch, M.D.       International, Inc.

              *
------------------------------  Director, Wyndham             October 8, 1998
       Sherwood Weiser            International, Inc.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

------------------------------  Director, Wyndham             October  , 1998
       James C. Leslie            International, Inc.

              *
------------------------------  Director, Wyndham             October 8, 1998
     Susan T. Groenteman          International, Inc.

------------------------------  Director, Wyndham             October  , 1998
        Rolf E. Ruhfus            International, Inc.

  --------------

  By:             /s/ PAUL A. NUSSBAUM
        ----------------------------------------
                    Attorney-in-fact

                                 EXHIBIT INDEX


   4.1(1)    Agreement (the "Pairing Agreement"), dated February 15, 1983 and as amended February 18, 1988, between Bay Meadows Operating Company and
               California Jockey Club (f/k/a Bay Meadows Realty Enterprises, Inc.), as
               amended (incorporated by reference to Exhibit 4.3 to California Jockey
               Club's and Bay Meadows Operating Company's Registration Statement on
               Form S-2, and to Exhibit 4.2 to California Jockey Club's and Bay Meadows
               Operating Company's Annual Report on Form 10-K for the year ended
               December 31, 1987 (Nos. 001-09319 and 001-09320).
   4.1(2)    Amendment No. 2 to the Pairing Agreement (incorporated by reference to
               Exhibit 4.2 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Registration Statement on Form S-4 (Nos. 333-39875
               and 333-39875-01)).
   4.1(3)    Amendment No. 3 to the Pairing Agreement (incorporated by reference on
               Exhibit 4.3 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Registration Statement on Form S-4 (Nos. 333-44203
               and 333-44203-01)).
   4.2       Cooperation Agreement, dated December 18, 1997, between Patriot American
               Hospitality, Inc. and Wyndham International, Inc. (incorporated by reference to Exhibit 4.4 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-44203 and 333-44203-01)).
  *5.1       Opinion of Goodwin, Procter & Hoar LLP as to legality of securities being offered.
 *23.1       Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1).
 *23.2       Consent of Ernst & Young LLP, Dallas, Texas.
 *23.3       Consent of Ernst & Young LLP, Seattle, Washington.
 *23.4       Consent of Ernst & Young LLP, Phoenix, Arizona.
 *23.5       Consent of Ernst & Young LLP, Miami, Florida.
 *23.6       Consent of Ernst & Young LLP, San Juan, Puerto Rico.
 *23.6A      Consent of Ernst & Young LLP, Wichita, Kansas.
 *23.7       Consent of PricewaterhouseCoopers LLP, Pittsburgh, Pennsylvania.
 *23.8       Consent of PricewaterhouseCoopers LLP, Dallas, Texas.
 *23.9       Consent of PricewaterhouseCoopers LLP, Phoenix, Arizona.
 *23.10      Consent of PricewaterhouseCoopers LLP, Tampa, Florida.
 *23.11      Consent of Pannell Kerr Forster PC, Alexandria, Virginia.
 *23.12      Consent of PricewaterhouseCoopers LLP, Miami, Florida.
 *23.13      Consent of Deloitte & Touche LLP, Houston, Texas.
 *23.14      Consent of Arthur Andersen LLP, Dallas, Texas.
 *23.15      Consent of Arthur Andersen, London, United Kingdom.
  24.1       Powers of Attorney (included on signature pages to the Registration
               Statement).
  99.1       Purchase Agreement, dated as of April 6, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc., PaineWebber
               Incorporated and PaineWebber Financial Products, Inc. (incorporated by reference to the same-numbered exhibit to Patriot American Hospitality,
               Inc.'s and Wyndham International, Inc.'s Registration Statement on Form
               S-3 (Nos. 333-58705 and 333-58705-01)). .
  99.2       Purchase Price Adjustment Mechanism Agreement, dated as of April 6, 1998, by and among Patriot American Hospitality, Inc., Wyndham International,
               Inc., PaineWebber Incorporated and PaineWebber Financial Products, Inc.
               (incorporated by reference to Exhibit 10.3 to the Companies' Quarterly
               Report on Form 10-Q for the quarter ended June 30, 1998) (Nos. 001-09319 and 001-09320).

  99.3       Letter Agreement, dated July 30, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products, Inc. (incorporated by reference to the same-numbered exhibit to Patriot American Hospitality, Inc.'s and Wyndham International,
               Inc.'s Registration Statement on Form S-3 (Nos. 333-58705 and
               333-58705-01)).
  99.4       Letter Agreement, dated August 14, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products, Inc. (incorporated by reference to Exhibit 10.4 to the
               Companies' Quarterly Report on Form 10-Q for the quarter ended June 30,
               1998) (Nos. 001-09319 and 001-09320).
  99.5       Purchase Agreement, dated as of February 26, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc., and NMS
               Services, Inc. (incorporated by reference to Exhibit 10.5 to the
               Companies' Quarterly Report on Form 10-Q for the quarter ended June 30,
               1998) (Nos. 001-09319 and 001-09320).
  99.6       Purchase Price Adjustment Mechanism, dated as of February 26, 1998, by and among Patriot American Hospitality, Inc., Wyndham International, Inc.,
               and NMS Services, Inc. (incorporated by reference to Exhibit 10.6 to the
               Companies' Quarterly Report on Form 10-Q for the quarter ended June 30,
               1998) (Nos. 001-09319 and 001-09320).
  99.7       Amendment to Agreements, dated as of August 14, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc. and NationsBanc
               Mortgage Capital Corporation (incorporated by reference to Exhibit 10.7 to the Companies' Quarterly Report on Form 10-Q for the quarter ended
               June 30, 1998) (Nos. 001-09319 and 001-09320).
  99.8       Purchase Agreement, dated December 31, 1997, by and among Patriot American
               Hospitality, Inc., Patriot American Hospitality Operating Company, UBS
               Limited and Union Bank of Switzerland. (incorporated by reference to
               Exhibit 10.8 to the Companies' Quarterly Report on Form 10-Q for the
               quarter ended June 30, 1998) (Nos. 001-09319 and 001-09320).
  99.9       Forward Stock Contract, dated as of December 31, 1997, by and among
               Patriot American Hospitality, Inc., Patriot American Hospitality
               Operating Company, and Union Bank of Switzerland. (incorporated by reference to Exhibit 10.9 to the Companies' Quarterly Report on Form
               10-Q for the quarter ended June 30, 1998) (Nos. 001-09319 and
               001-09320).
  99.10      Letter Agreement, dated as of August 14, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc. and UBS AG,
               London Branch (incorporated by reference to Exhibit 10.10 to the
               Companies' Quarterly Report on Form 10-Q for the quarter ended June 30,
               1998) (Nos. 001-09319 and 001-09320).
  99.11      Letter Agreement, dated September 11, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and UBS AG, London Branch
               (incorporated by reference to the same-numbered exhibit to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s
               Registration Statement on Form S-3 (Nos. 333-58705 and 333-58705-01)).
  99.12      Letter, dated September 15, 1998, from PaineWebber Financial Products,
               Inc. to Patriot American Hospitality, Inc. and Wyndham International,
               Inc. (incorporated by reference to the same-numbered exhibit to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s
               Registration Statement on Form S-3 (Nos. 333-58705 and 333-58705-01)).
  99.13      Letter Agreement, dated September 30, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products, Inc.


------------------------

*   Filed herewith